  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 1994

                                                       REGISTRATION NO. 33-52177
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                        GREEN TREE FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
               MINNESOTA                               41-1263905
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)

                              1100 LANDMARK TOWERS
                              345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639
                                 (612) 293-3400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               DREW S. BACKSTRAND
                              1100 LANDMARK TOWERS
                              345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639
                                 (612) 293-3400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

           CHARLES F. SAWYER                       JEFFREY J. MURPHY
            DORSEY & WHITNEY                    THACHER PROFFITT & WOOD
         220 SOUTH SIXTH STREET                  TWO WORLD TRADE CENTER
      MINNEAPOLIS, MINNESOTA 55402              NEW YORK, NEW YORK 10048

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                PROPOSED        PROPOSED
                                 AMOUNT         MAXIMUM         MAXIMUM          AMOUNT OF
  TITLE OF EACH CLASS OF          TO BE      OFFERING PRICE    AGGREGATE        REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED     PER UNIT(1)    OFFERING PRICE         FEE
- ------------------------------------------------------------------------------------------------------------------------------------
 Certificates for Home
  Improvement Loans......    $134,096,835.87      100%      $134,096,835.87    $46,240.29(2)
- ------------------------------------------------------------------------------------------------------------------------------------
 Limited Guaranty of
  Green Tree Financial
  Corporation............          (3)             (3)            (3)
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum aggregate offering price, pursuant to Rule 457(c).

(2) Of this amount, $344.83 was previously paid and $45,895.46 is being paid herewith.
(3) No additional consideration will be paid for the Limited Guaranty; accordingly, no separate filing fee is being paid herewith pursuant to Rule 457(n).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION MARCH 29, 1994

PROSPECTUS

                       $134,096,835.87(APPROXIMATE)

                       (LOGO OF GREENTREE APPEARS HERE)
                              SELLER AND SERVICER
                    CERTIFICATES FOR HOME IMPROVEMENT LOANS
                       HOME IMPROVEMENT LOAN TRUST 1994-A
                               % PASS-THROUGH RATE

 (PRINCIPAL AND INTEREST PAYABLE ON THE 15TH DAY OF EACH MONTH BEGINNING APRIL
                                 15, 1994)

                                  ----------

  The Certificates for Home Improvement Loans offered hereby (the "Certificates") will be issued by Home Improvement Loan Trust 1994-A (the "Trust") and will evidence fractional undivided interests in the Trust. The Trust will be created by Green Tree Financial Corporation (the "Company") pursuant to a Pooling and Servicing Agreement, dated as of March 1, 1994 (the "Agreement"), between the Company and First Trust National Association, as Trustee (the "Trustee"). The Trust property will consist of a pool of home improvement retail installment sales contracts and promissory notes (the "Contracts"), including all rights to receive payments due on such Contracts on and after March 1, 1994 (the "Cutoff Date") and liens on certain of the related real estate, amounts held for the Trust in the Collection Account, as described in "Structure of the Transaction," and the right to receive payments upon demand from the Cash Collateral Account. Approximately 40.56% of the Contracts (by principal balance as of the Cutoff Date) are insured by the Federal Housing Administration ("FHA") to the extent described in "Description of FHA Insurance." Approximately 14.97% of the Contracts (by principal balance as of the Cutoff Date) are not secured by any mortgage or other lien on the related improved real estate. The Trustee will demand payments from a cash collateral account (the "Cash Collateral Account") to cover certain delinquencies and certain losses due to defaults on the Contracts. The initial deposit in the
Cash Collateral Account will equal $   . See "Description of the Cash
Collateral Guaranty."

  Principal and interest with respect to the Certificates are distributable on the fifteenth day of each month or, if such fifteenth day is not a business day, the first business day thereafter, beginning April 15, 1994. The Initial Principal Amount of the Certificates represents the aggregate of the principal payments due on the Contracts on and after the Cutoff Date. The Company will act as servicer of the Contracts and will have certain other limited obligations with respect thereto. The final scheduled payment date of the Certificates is in March 2014. See "Description of the Certificates."

  There is currently no secondary market for the Certificates offered hereby, and there is no assurance that any such market will develop or, if it does develop, that it will continue. Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") expects, but is not obligated, to make a market in the Certificates.

  For a discussion of certain factors which should be considered by prospective purchasers of the Certificates, see "Special Considerations" herein.

                                  ----------

THE CERTIFICATES REPRESENT INTERESTS IN THE TRUST AND DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF THE COMPANY, EXCEPT TO THE LIMITED EXTENT DESCRIBED HEREIN. THE CERTIFICATES DO NOT REPRESENT OBLIGATIONS OF, AND WILL NOT BE INSURED OR GUARANTEED BY, FHA OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                  ----------

  The Certificates are being offered by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined, in each case, at the time of sale.

  The aggregate proceeds to the Company are expected to be $   , plus accrued
interest thereon, before deducting expenses, payable by the Company, estimated
to be $   .

  The Certificates are offered subject to prior sale, when, as and if issued by the Trust and accepted by the Underwriter and subject to its right to reject orders in whole or in part. It is expected that delivery of the Certificates will be made in book-entry form only through the Same Day Funds Settlement
system of The Depository Trust Company on or about     , 1994.

                                  ----------
                              MERRILL LYNCH & CO.

                                  ----------

               THE DATE OF THIS PROSPECTUS IS MARCH  , 1994

  Until , 1994, all dealers effecting transactions in the Certificates, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         REPORTS TO CERTIFICATEHOLDERS

  The Company, as Servicer, will cause to be provided to the holders of the Certificates (which so long as the Certificates are held in book-entry form will be DTC) certain monthly and annual reports concerning such Certificates and the Trust as further described in this Prospectus under "Description of the Certificates--Reports to Certificateholders."

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock and associated rights to purchase preferred shares are listed on the New York Stock Exchange ("NYSE") and on the Pacific Stock Exchange ("PSE"). Reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York and the Pacific Stock Exchange, Inc., 115 Sansome Street, San Francisco, California.

  The Company has filed with the Commission on behalf of the Trust a registration statement (of which this Prospectus forms a part) on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement pursuant to the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1993, which has been filed with the Commission, is hereby incorporated by reference in this Prospectus.





  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Drew S. Backstrand, 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102-1639, telephone number (612) 293-3400.

                    SUMMARY OF THE TERMS OF THE CERTIFICATES

  This summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned them elsewhere in this Prospectus.


Securities Offered......  Certificates for Home Improvement Loans. Each
                          Certificate represents a fractional undivided interest in Home Improvement Loan Trust 1994-A (the "Trust"). The Trust property consists primarily of the pool of Contracts, having an aggregate principal balance as of the Cutoff Date of $134,096,835.87 (approximate), and all rights, benefits, obligations and proceeds arising therefrom or in connection therewith, including rights under applicable FHA insurance in the case of FHA-insured Contracts, liens on the related real estate in the case of Secured Contracts, amounts held for the Trust in the Collection Account, the right to receive payments upon demand from the Cash Collateral Account, and the Limited Guaranty of the Company. The Trust will also issue a single Subordinated Certificate, representing the right to receive the Excess Cashflow (as defined below) each month, to the Cash Collateral Trustee (described below).


Initial Principal
Amount..................  $134,096,835.87 (approximate), representing the aggregate principal payments due on the Contracts on and after the Cutoff Date.

Trustee.................  First Trust National Association, St. Paul,
                          Minnesota.

Seller and Servicer.....  Green Tree Financial Corporation.


Payment Date............  The fifteenth day of each month or, if such day is not a business day, the next succeeding business day, commencing April 15, 1994.

Record Date.............  The Business Day immediately preceding the related
                          Payment Date.

Pass-Through Rate.......   % per annum.


Monthly Interest........  To the extent that funds available in the Collection
                          Account, including any funds received from the Cash Collateral Account, are sufficient therefor, Certificateholders will be entitled to receive monthly on each Payment Date an amount equal to 30 days' interest accrued at the Pass-Through Rate on the Principal Balance immediately prior to such Payment Date, computed on the basis of a 360-day year of twelve 30-day months. The "Principal Balance" at any time means the Initial Principal Amount minus all prior payments of Monthly Principal actually made. See "Yield and Prepayment Considerations." In the event the funds available in the Collection Account, including any funds received from the Cash Collateral Account, are insufficient to pay Monthly Interest on any Payment Date, such deficiency will be added to Monthly Interest distributable on the following Payment Date and will, to the extent legally permissible, accrue interest at the Pass-Through Rate.


Monthly Principal.......  To the extent that funds available in the Collection
                          Account, including any funds received from the Cash Collateral Account, are sufficient therefor, Certificateholders will be entitled to receive monthly on each Payment Date an amount equal to the sum of (a) the amount of regular principal payments on Contracts paid or applied during the prior calendar month (a "Due Period"); (b) the amount of full Principal Prepayments received and partial Principal Prepayments applied during the prior Due Period; (c) the principal portion of all payments that were Delinquent Payments as of the end of the prior Due Period; (d) the unpaid principal balance of all Contracts that became Liquidated Contracts during the prior Due Period; (e) the principal portion of the Repurchase Price paid by the Company to repurchase Contracts for breach of representations and warranties during the prior Due Period, as described in this Summary under "Repurchases by the Company"; (f) the amount of any reduction in the principal amount deemed owed on any Contract as a result of the Obligor's bankruptcy; and (g) any principal amount specified in clauses (a) through (f) that was not previously distributed because of an insufficient amount of funds available in the Collection Account or the Cash Collateral Account. See "Yield and Prepayment Considerations."

Registration of
Certificates............  The Certificates initially will be represented by one or more certificates registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC"), and will only be available in the form of book-entries on the records of DTC and participating members thereof in minimum denominations of $1,000 and integral multiples thereof. Certificates will be issued in definitive form only under the limited circumstances described herein. All references herein to the rights of "holders" or "Certificateholders" shall reflect the rights of beneficial owners as they may indirectly exercise such rights through DTC and participating members thereof, except as otherwise specified herein. See "Description of the Certificates-- Registration of the Certificates."


The Contracts...........  7,346 conventional and 6,081 FHA-insured home improvement installment sales agreements and promissory notes, including any and all rights to receive payments due thereunder on and after the Cutoff Date. The obligations of the Obligor under each Contract are either secured by the related real estate (each a "Secured Contract") or are unsecured (each an "Unsecured Contract"). By principal balance as of the Cutoff Date, approximately 85.03% of the Contracts are Secured Contracts and approximately 14.97% of the Contracts are Unsecured Contracts. All of the FHA-insured Contracts are Secured Contracts. The Contracts arise from loans relating to the improvement of real estate located in 48 states and the District of Columbia. The contractual percentage rate of interest on the Contracts as of the Cutoff Date ranges from 8.49% to 17.99% with a weighted average of 12.42%. The Contracts had a weighted average term to scheduled maturity, as of origination, of 146 months, and a weighted average term to scheduled maturity, as of the Cutoff Date, of 142 months. The final scheduled payment date on the Contract with the latest scheduled maturity is in February 2014. See "The Contracts."

FHA Insurance...........  Approximately 40.56% of the Contracts, by principal balance as of the Cutoff Date, are insured by FHA against Obligor defaults pursuant to Title I of the National Housing Act ("FHA Insurance"). Following a default on an FHA-insured Contract, if a claim is submitted to FHA, FHA will (subject to certain conditions, including a limitation on the aggregate insurance coverage available with respect to all FHA Title I loans then owned and reported for FHA Insurance by the Company) pay 90% of the sum of (i) the unpaid principal, (ii) up to nine months' unpaid interest on the Contract (computed at 7% per annum) and (iii) certain liquidation expenses. Any losses on FHA-insured Contracts not covered by FHA Insurance will be absorbed to the extent of Excess Cashflow otherwise payable to the Cash Collateral Account (as described below) or, if funds in the Collection Account are not sufficient to pay Monthly Interest and Monthly Principal, such losses will be covered by funds available in the Cash Collateral Account, and then by the Limited Guaranty of the Company (subject to the limit of the Guaranty Amount), and otherwise will be borne by Certificateholders. See "Description of FHA Insurance."


Advances................  The Company, as Servicer, is obligated to make
                          Advances each month of any scheduled payments on the Contracts that were due but not received during the prior Due Period. The Servicer will be entitled to reimbursement of Advances from payments on the Contracts and from the Cash Collateral Account. The Servicer will be obligated to make an Advance only to the extent that it determines that such Advance will be recoverable from collections on such Contract. If the Servicer fails to make any Advance required under the Agreement, the Trustee will be obligated (subject to certain conditions) to make such Advance. See "Description of the Certificates--Advances."

Cash Collateral
Account.................  The Trust will have the benefit of the right to demand payments, under certain circumstances
                          described below, under a cash collateral guaranty (the "Cash Collateral Guaranty") issued pursuant to the cash collateral trust agreement described below. The Cash Collateral Guaranty will be secured by an account (the "Cash Collateral Account"), which will be held in the name of First Bank National Association, Minneapolis, Minnesota, as cash collateral trustee (the "Cash Collateral Trustee"). Pursuant to the cash collateral trust agreement (the "Cash Collateral Trust Agreement") among a financial institution selected by the Company (the "Cash Collateral Depositor"), the Cash Collateral Trustee and the Company, as Seller and Servicer, the Cash Collateral Account will be funded on the date of the issuance of the Certificates (the "Closing Date") in
                          the amount of $     (the "Initial Cash Collateral
                          Amount") from the proceeds of a loan to be made by the Cash Collateral Depositor. The Cash Collateral Guaranty will not be an obligation of the Cash Collateral Depositor (beyond the amount included in the Cash Collateral Account), the Cash Collateral Trustee, the Company, as Seller and Servicer, or the beneficiary of the Cash Collateral Trust, and will be secured solely with amounts, if any, on deposit in the Cash Collateral Account. The Cash Collateral Account and any amounts therein will not be property of the Trust, but will be held in accordance with the Cash Collateral Trust Agreement for the benefit of the Trustee and the Cash Collateral Depositor, as secured parties and as provided in the Cash Collateral Trust Agreement, and for the benefit of the beneficiary of the Cash Collateral Trust.

                          On each Payment Date the Trustee will pay all Excess Cashflow (as defined below) to the Cash Collateral Trustee, as the holder of the Subordinated Certificate. On each Payment Date, the amount available in the Cash Collateral Account (the "Available Cash Collateral Amount") will equal the lesser of (i) the amount on deposit in the Cash Collateral Account (exclusive of investment earnings) and (ii) the Requisite Amount.

                          If the Servicer's monthly report as of any Determination Date indicates that a Shortfall (the difference, if any, between (a) the sum of (i) the Collected Amount in the Collection Account, plus (ii) any Advances required to be deposited in the Collection Account by the Servicer, plus (iii) the aggregate of the Repurchase Prices for Contracts to be repurchased by the Company for breach of representations and warranties, and (b) the sum of
                          (i) the Monthly Interest and Monthly Principal to be paid to Certificateholders on the related Payment Date, (ii) the Monthly Servicing Fee to be paid to the Servicer, (iii) any amounts required to reimburse the Trustee for FHA Insurance premiums paid by the Trustee, and (iv) any amounts required to reimburse the Servicer or the Trustee for Uncollectible Advances) will occur on the related Payment Date, then the Trustee shall, on the Business Day preceding such Payment Date, make a demand under the Cash Collateral Guaranty in the amount of such Shortfall (or the Available Cash Collateral Amount, if less) and deposit the funds received therefrom in the Collection Account. Demands under the Cash Collateral Guaranty will be funded solely from amounts, if any, on deposit in the Cash Collateral Account. If the Available Cash Collateral Amount is reduced to zero, any losses on Liquidated Contracts will be absorbed by the Limited Guaranty of the Company (subject to the limit of the Guaranty Amount). If the Guaranty Amount is reduced to zero, Certificateholders will bear all losses on the Contracts, unless Excess Cashflow is available on future Payment Dates for deposit in the Cash Collateral Account.. See "Certain Legal Aspects of the Contracts; Repurchase Obligations."

                          On any Payment Date when the Available Cash
                          Collateral Amount is less than the Requisite Amount (as defined below), the Cash Collateral Trustee will deposit all such Excess Cashflow, or the amount necessary to cause the amount on deposit in the Cash Collateral Account to equal the Requisite Amount, if less, in the Cash Collateral Account. On any Payment Date when the Available Cash Collateral Amount equals or exceeds the Requisite Amount, any funds paid to the Cash Collateral Trustee by the Trustee, and any funds in the Cash Collateral Account in excess of the Requisite Amount, will be applied by the Cash Collateral Trustee (a) first to pay interest and principal on the loan made to the Cash Collateral Trust by the Cash Collateral Depositor in accordance with terms of such loan, and (b) thereafter will be paid to the beneficiary of the Cash Collateral Trust. Funds on deposit in the Cash Collateral Account will be invested in certain permitted investments. All income on such investments will be applied as described in the preceding clauses
                          (a) and (b), and will not be available to cover Shortfalls. See "Description of the Cash Collateral Guaranty."

                          The "Excess Cashflow" on any Payment Date will equal the excess (if any) of (i) funds in the Collection Account available for distribution on that Payment Date over (ii) Monthly Interest and Monthly Principal paid to Certificateholders on that Payment Date, the Monthly Servicing Fee to be paid to the Servicer and certain other items.

                          Interest and principal on the loan by the Cash Collateral Depositor to the Cash Collateral Trust will be payable solely from funds (if any) in the Cash Collateral Account each month in excess of the Requisite Amount. In no event will the Company, the Trust or the Certificateholders be obligated in respect of any such loan. It is currently expected that such loan would bear interest at a floating rate based on the Cash Collateral Depositor's cost of funds, payable monthly, and that principal on such loan would be payable commencing in April 1995, unless such loan is renewed. See "Description of the Cash Collateral Guaranty."


Requisite Amount........  The Requisite Amount of the Cash Collateral Account
                          on the initial Payment Date will be $    . On each
                          Determination Date, the Company will be required to calculate the amount of its FHA Insurance reserves. If the Company's FHA Insurance reserves available to cover FHA Insurance claims on the Contracts are below $50,000,000 on any Determination Date, or if an Event of Termination (defined in "Description of the Certificates--Events of Termination") has occurred (either such event, a "Trigger"), then (i) the
                          Requisite Amount will be increased to $     and (ii)
                          on each Payment Date thereafter the Cash Collateral Trustee will deposit the entire Excess Cashflow (or the amount necessary to cause the amount in the Cash Collateral Account to equal the Requisite Amount) in the Cash Collateral Account.

                          On the Payment Dates occurring in April 1997 and in each April thereafter, the Requisite Amount may be reduced to % of the Principal Balance as of such Payment Date, subject to certain conditions described in "Description of the Cash Collateral Guaranty."


Limited Guaranty........  If the Available Cash Collateral Amount is zero and the Monthly Report as of any Determination Date indicates a Shortfall, the Company will pay into the Collection Account not later than one Business Day after such Determination Date the lesser of (a) such Shortfall, or (b) the Guaranty Amount. The Guaranty Amount on the first Payment Date will equal $544,000. Thereafter, the Guaranty Amount on each subsequent Payment Date will equal the lesser of (i) $544,000 minus all Limited Guaranty payments made prior to such Payment Date or (ii) 1% of the Principal Balance of all FHA-insured Contracts as of such Payment Date. See "Description of FHA Insurance."

Repurchases by the
Company.................  The Company has agreed to repurchase any Contract that is materially and adversely affected by a breach of a representation and warranty with respect to such Contract made in the Agreement if such breach has not been cured within 90 days. See "Description of the Certificates--Conveyance of Contracts."

Repurchase Option.......  The Servicer will have the option to repurchase all of the outstanding Contracts on any Payment Date on which the Principal Balance is less than 10% of the Initial Principal Amount of the Certificates. See "Description of the Certificates--Repurchase Option."


Monthly Servicing Fee...  The Servicer will be entitled to monthly compensation for servicing the Contracts equal to 1/12 of the product of .75% and the Principal Balance (the "Monthly Servicing Fee"), payable only after Monthly Interest and Monthly Principal have been paid to Certificateholders. See "Description of the Certificates--Servicing Compensation and Payment of Expenses," and "Rights upon an Event of Termination."

Tax Status..............  In the opinion of counsel, the Trust will be classified as a grantor trust for federal income tax purposes and not as an association which is taxable as a corporation. Each Certificateholder will be treated for such purposes as the owner of an undivided interest in the Contracts. Accordingly, each such Certificateholder must report on its federal income tax return its share of the income from the Contracts and, subject to limitations on deductions by individuals, estates and trusts, may deduct its share of the reasonable fees paid by the Trust, determined in accordance with such Certificateholder's tax accounting method. Certificateholders will not be treated as the owners of the Cash Collateral Account for federal income tax purposes. See "Certain Federal Income Tax Consequences."


ERISA Considerations....  The acquisition of Certificates by, on behalf of, or with assets of, an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and described in Section 4975(e)(1) of the Code (a "Plan") could result in a prohibited transaction under ERISA and Section 4975 of the Code, unless such acquisition is subject to a statutory or administrative exemption. In addition, if, by virtue of such acquisition, the Trust property were deemed to be assets of the acquiring Plan, the Trust or other parties may be considered to be a fiduciary with respect to any Plan. Therefore, the acquisition and transfer of the Certificates are subject to certain restrictions. See "ERISA Considerations."


Rating..................  It is a condition precedent to the issuance of the
                          Certificates offered pursuant to this Prospectus that they be assigned a rating not lower than "A" by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"). S&P's rating of the Certificates addresses the likelihood of timely receipt of Monthly Interest and ultimate receipt of principal on or before the Payment Date in March 2014. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. See "Ratings" herein.

                          The Company has not requested a rating of the Certificates from any rating agency other than S&P. However, there can be no assurance as to whether any other rating agency will rate the Certificates, or if one does, what rating would be assigned by such rating agency.


Legal Investment
Considerations..........  The Certificates will not constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA") because there are a substantial number of Contracts that are either unsecured or secured by liens on real estate that are not first liens, as required by SMMEA. Accordingly, many institutions with legal authority to invest in "mortgage related securities" may not be legally authorized to invest in the Certificates.


Glossary of Terms.......  Certain terms defined and used in this Prospectus are also defined in Article I of the Agreement, a copy of which is available upon request made to the Company.

                             SPECIAL CONSIDERATIONS

  Prospective Certificateholders should consider, among other things, the following factors in connection with the purchase of the Certificates:

  1. Limitations on Availability of FHA Insurance. Approximately 40.56% of the Contracts, by principal balance as of the Cutoff Date, are insured by FHA pursuant to Title I of the National Housing Act ("Title I"). The availability of FHA Insurance following a default on a Contract is subject to a number of conditions, including strict compliance by the Company with FHA regulations in originating and servicing the Contract. Although the Company is an FHA-approved lender and believes, and represents and warrants in the Agreement, that it has complied with FHA regulations, such regulations are susceptible to substantial interpretation. The Company is not required to obtain, and has not obtained, approval from FHA of its origination and servicing practices. Failure to comply with FHA regulations may result in a denial of FHA Insurance claims, and there can be no assurance that FHA's enforcement of its regulations will not become stricter in the future. From time to time the Company is engaged in disputes with FHA over the validity of claims submitted and the Company's compliance with FHA regulations in servicing FHA Title I loans, such as the FHA-insured Contracts. In addition, any insurance claim paid by FHA will cover only 90% of the sum of the unpaid principal on the Contract, up to nine months unpaid interest (computed at 7% per annum) and certain liquidation costs.

  The amount of FHA Insurance available to the Trust at any given time is limited to the balance of a reserve amount determined with respect to all FHA Title I loans originated and reported for insurance by the Company and not sold, or sold with recourse, by the Company, including manufactured housing contracts as well as home improvement loans. Such reserve amount, as of December 31, 1993, was equal to approximately $134,383,000, but will be reduced by the amount of all FHA Insurance claims paid and by an annual reduction in the reserve amount equal to 10% of the reserve amount, and will be increased by an amount equal to 10% of the unpaid principal balance of FHA Title I loans subsequently originated and reported for insurance by the Company. Severe losses on the Company's FHA-insured manufactured housing contracts, or on other FHA-insured home improvement loans originated by the Company, could reduce or eliminate the Company's FHA Insurance reserves, in which event FHA Insurance would not be available to cover losses on FHA-insured Contracts. In the event the Company were terminated as Servicer due to its bankruptcy or otherwise, it is anticipated that a proportionate amount of the Company's FHA Insurance reserves would be transferred to the reserve account of the Trustee or other successor servicer, but there can be no assurance of the amount, if any, that would be so transferred. To the extent that losses on FHA-insured Contracts are not covered by FHA Insurance, such losses will be absorbed to the extent of Excess Cashflow otherwise payable to the Cash Collateral Account, or, if funds in the Collection Account are not sufficient to pay Monthly Interest and Monthly Principal, such losses will be covered by funds available in the Cash Collateral Account. See "Description of FHA Insurance."

  2. Limited Obligations. Payments on the Certificates will be made only from payments or collections received on the Contracts, Advances by the Servicer, payments received from the Cash Collateral Account and payments under the Limited Guaranty. The Certificates will not represent an interest in or obligation of the Company except to the limited extent described herein. The Certificates will not be insured or guaranteed by any governmental agency or instrumentality, the Underwriter or its affiliates, the Servicer or (except as otherwise specified in this Prospectus) by the Company.

  3. Junior Mortgage Liens; Value of Mortgaged Property. Approximately 85.03% of the Contracts, by principal balance as of the Cutoff Date, are Secured Contracts. Approximately 89.64% of the Secured Contracts, by principal balance as of the Cutoff Date, are secured by mortgages or deeds of trust that are second or third mortgages or deeds of trust which are junior to mortgages or deeds of trust held by other lenders or institutional investors. The rights of the Trust (and therefore the Certificateholders), as beneficiary under a conventional junior deed of trust or as mortgagee under a conventional junior mortgage, are subordinate to those of the mortgagee or beneficiary under the senior mortgage or deed of trust, including the prior rights of the senior mortgagee or beneficiary to cause the property securing the Contract to be sold upon default of the mortgagor or trustor, thereby extinguishing the junior mortgagees or junior beneficiary's lien unless the Servicer on behalf of the Trust asserts its subordinate interest in the property in foreclosure litigation and, possibly, satisfies the defaulted senior loan or loans. See "Certain Legal Aspects of the Contracts--Repurchase Obligations."

  A substantial portion of the Secured Contracts have loan-to-value ratios of 90% or more, based on the aggregate of the outstanding principal balances of all senior mortgages or deeds of trust and of the Secured Contract on the one hand, and the value of the home and an estimate of the value of the financed improvement, on the other. See "Green Tree Financial Corporation--Contract Origination." An overall decline in the residential real estate market, the general condition of a property securing a Contract or other factors could adversely affect the value of the property securing a conventional (i.e., not insured by FHA) Contract such that the remaining balance of the conventional Contract, together with that of any senior liens on the related property, could equal or exceed the value of the property. While the same economic decline could effect the value of property securing an FHA-insured Contract, assuming compliance with other FHA regulations, an FHA claim would still be payable to the Company, notwithstanding the decline in property value below the aggregate outstanding principal balances of the Contract and of all senior liens on the property.

  4. Non-recordation of Mortgage Assignments. Because of the expense and administrative inconvenience involved, the Company has not recorded, and will not record, the assignment to the Trustee of the mortgage or deed of trust securing any Secured Contract. In some states, in the absence of such recordation the assignment to the Trustee of the mortgage or deed of trust securing a Contract may not be effective against creditors of or purchasers from the Company or a trustee in bankruptcy of the Company.

  5. Unsecured Contracts. Approximately 14.97% of the Contracts, by principal balance as of the Cutoff Date, are Unsecured Contracts. The obligations of the Obligor under each such Unsecured Contract are not secured by an interest in the related real estate or otherwise, and the Trust, as the owner of such Contracts, is a general unsecured creditor as to such obligations. As a consequence, in the event of a default under an Unsecured Contract, the Trust will have recourse only against the Obligors assets generally, along with all other general unsecured creditors of the Obligor. In a bankruptcy or insolvency proceeding relating to an Obligor on an Unsecured Contract, the obligations of the Obligor under such Unsecured Contract may be discharged in their entirety, notwithstanding the fact that the portion of such Obligors assets made available to the Trust as a general unsecured creditor to pay amounts due and owing thereunder are insufficient to pay all such amounts. An Obligor on an Unsecured Contract may not demonstrate the same degree of concern over performance of the Obligor's obligations under such Contract as if such obligations were secured by the real estate owned by such Obligor.

  6. Limited Historical Data With Respect to Home Improvement Loans. The Company began purchasing and servicing FHA-insured home improvement contracts in April 1989, and conventional home improvement contracts in September 1992, and thus has limited historical experience with respect to the performance, including the rate of prepayments of home improvement loans. Accordingly, the Company's delinquency experience and loan loss and liquidation experience set forth under "The Contracts" may not be indicative of the performance of the Contracts held by the Trust.

  7. Limited Liquidity. There is currently no market for the Certificates, and there can be no assurance that a secondary market will develop or, if it does develop, that it will provide Certificateholders with liquidity of investment or will continue for the life of the Certificates. The Certificates will not be listed on any securities exchange. The Certificates are subject to restrictions on transfer to or for the benefit of employee benefit plans, trusts or accounts subject to ERISA and described in Section 4975 of the Code, as described under "ERISA Considerations."

  8. Considerations in the Event of Company Insolvency. In the event of the Company's insolvency, if the transfer of the Contracts from the Company to the Trust were treated as a pledge to secure borrowings by the Company rather than a sale, the distribution of proceeds of the Contracts to the Trust might be subject to the automatic stay provisions of the United States Bankruptcy Code, which would delay the distribution of such proceeds for an uncertain period of time. In addition, a bankruptcy trustee would have the power to sell the Contracts if the proceeds of such sale could satisfy the amount of the debt deemed owed by the Company, or the bankruptcy trustee could substitute other collateral in lieu of the Contracts to secure such debt, or such debt could be subject to adjustment by the bankruptcy trustee if the Company were to file for reorganization under Chapter 11 of the United States Bankruptcy Code. See "Description of the Certificates--Conveyance of Contracts."

  In the event of the Company's insolvency, if the Cash Collateral Account were somehow deemed to be property of the Company's bankruptcy estate, the payment of funds to the Trust pursuant to the Cash Collateral Guaranty might be subject to the automatic stay provisions of the United States Bankruptcy Code, or a bankruptcy trustee might attempt to reduce amounts retained or required to be deposited into the Cash Collateral Account if those amounts were determined by the bankruptcy trustee to exceed amounts reasonably necessary or adequate to cover Shortfalls which might become payable to Certificateholders out of the Cash Collateral Account.

                          STRUCTURE OF THE TRANSACTION

  On or about     , 1994 (the "Closing Date"), the Company will establish the
Trust pursuant to a Pooling and Servicing Agreement to be dated as of March 1, 1994 (the "Agreement"), between the Company, as Seller and Servicer, and the Trustee.

  The Certificates will represent fractional undivided interests in the Trust ("Fractional Interests"), the corpus of which consists of the Contracts, including all rights to receive payments due on such Contracts on and after March 1, 1994 (the "Cutoff Date"), all rights under FHA Insurance with respect to the FHA-insured Contracts, liens on the related real estate (in the case of Secured Contracts), amounts held for the Trust in the Collection Account (as defined below), rights to receive payments upon demand from a cash collateral account (the "Cash Collateral Account") described in "Description of the Cash Collateral Guaranty," and the Limited Guaranty of the Company described in "Description of the Limited Guaranty."

  Payments and recoveries in respect of principal and interest on the Contracts will be paid into a separate trust account maintained at an Eligible Institution (initially First Bank National Association, Minneapolis, Minnesota) in the name of the Trust (the "Collection Account"), no later than one Business Day after receipt. Payments deposited in the Collection Account in respect of each Due Period will be applied on the fifteenth day of the next month (or, if such day is not a business day, the next succeeding business day) (each a "Payment Date") to pay Monthly Interest and Monthly Principal (each as defined below under "Yield and Prepayment Considerations") to Certificateholders as of the immediately preceding Record Date, to pay certain monthly fees to the Servicer as compensation for its servicing of the Contracts (the "Monthly Servicing Fee"), and to pay any remaining amounts in the Collection Account to the Cash Collateral Trustee for disposition in accordance with the Cash Collateral Trust Agreement.

  The Servicer will be obligated to advance any scheduled payments on the Contracts that were due but not received during the prior Due Period ("Advances"). The Servicer will be entitled to reimbursement of Advances from payments on the Contracts and the Cash Collateral Account. The Servicer will not be required to make any Advance to the extent that it does not expect to recoup the Advance from subsequent collections on the Contract or from liquidation proceeds thereof. If the Servicer fails to make any Advance required under the Agreement, the Trustee is obligated (subject to certain conditions) to make such Advance.

  The Trust will have the benefit of the right to demand payments from the Cash Collateral Account. Subject to the limit of the amount available in the Cash Collateral Account, on the Business Day prior to any Payment Date in which a Shortfall (the difference (if any) between (a) the funds in the Collection Account available for distribution on such Payment Date (including any Advances) and (b) the sum of (i) Monthly Principal and Monthly Interest required to be paid to Certificateholders on such Payment Date, (ii) the Monthly Servicing Fee to be paid to the Servicer, (iii) any amounts required to reimburse the Trustee for FHA Insurance premiums paid by the Trustee, and (iv) any amounts required to reimburse the Servicer or the Trustee for Uncollectible Advances) occurs the Trustee shall make a demand in the amount of such Shortfall (or the funds in the Cash Collateral Account, if less) under the Cash Collateral Guaranty and deposit the funds received therefrom in the Collection Account. On the Closing
Date the Cash Collateral Depositor will deposit $   in cash in the Cash
Collateral Account. On each Payment Date, the Cash Collateral Trustee will deposit any funds received by it from the Trustee in the Cash Collateral Account, unless the amount on deposit in the Cash Collateral Account equals the Requisite Amount (as defined below under "Description of the Cash Collateral Account").

  Following the transfer of the Contracts from the Company to the Trust, the obligations of the Company are limited to (a) the obligation of the Servicer to service the Contracts, (b) certain representations and warranties in the Agreement, (c) certain indemnities, and (d) the Limited Guaranty. The Company is obligated under the Agreement to repurchase at the Repurchase Price any Contract on the first Payment Date which is more than 90 days after the Company becomes aware, or the Company's receipt of written notice from the Trustee, of breach of any such representation and warranty in the Agreement that materially adversely affects the Certificateholders' interest in any Contract if such breach has not been cured prior to such date. Such repurchase obligation is not covered by the Cash Collateral Guaranty. The Agreement also provides that the Company has certain obligations to repurchase Contracts and to indemnify the Trustee and Certificateholders with respect to certain other matters.

                                USE OF PROCEEDS

  The Company will use the net proceeds received from the sale of the Certificates for working capital and general corporate purposes, including building a portfolio of home improvement retail installment contracts and promissory notes, providing warehouse financing for the purchase of contracts and other costs of maintaining such contracts until they are pooled and sold to other investors.

                                 THE CONTRACTS

  Each Contract is a home improvement retail installment sales contract originated by a Company-approved home improvement contractor and purchased by the Company, or a home improvement promissory note originated by the Company directly. Each Contract finances improvements to a one- to four-family residential property, an owner-occupied condominium or town house or a manufactured home which either qualifies as real estate under state law or is located in a Company-approved park, and is either secured by such real estate or is unsecured.

  The Company will make certain representations and warranties in the Agreement, including that (a) each Contract is fully amortizing with a fixed contractual rate of interest and provides for level payments over the term of such loan, computed on the simple interest method, (b) each Contract has its last scheduled payment due no later than February 2014, (c) each FHA-insured Contract was originated in accordance with applicable FHA regulations and is insured, without set-off, surcharge or defense, by FHA Insurance, and (d) each Secured Contract is secured by a first, second, or third priority lien on the improved real estate. The Contracts were originated or acquired by the Company in the ordinary course of the Company's business. A detailed listing of the Contracts is appended to the Agreement. See "Description of the Certificates." By principal balance as of the Cutoff Date, approximately 85.03% of the Contracts are Secured Contracts and approximately 14.97% of the Contracts are Unsecured Contracts. Approximately 40.56% of the Contracts, by principal balance as of the Cutoff Date, are insured by FHA, to the extent described in "Description of FHA Insurance." All Contracts have a contractual rate of interest of at least 8.49% per annum and not more than 17.99% and the weighted average contractual rate of interest of the Contracts as of the Cutoff Date is 12.42%. The Contracts have remaining maturities of at least 10 months but not more than 240 months and original maturities of at least 24 months but not more than 240 months. The Contracts had a weighted average term to scheduled maturity, as of origination, of 146 months, and a weighted average term to scheduled maturity, as of the Cutoff Date, of 142 months. The average principal balance per Contract as of the Cutoff Date was $9,987.10 and the principal balances on the Contracts as of the Cutoff Date ranged from

$185.19 to $140,402.46.The Contracts arise from loans relating to real property located in 48 states and the District of Columbia. Approximately 11.41% of the Contracts, by principal balance as of the Cutoff Date, financed improvements to real estate located in Florida. Approximately 13.02% of the conventional Contracts (i.e., not insured by FHA) financed improvements to real estate located in California. Current loan-to-value ratios with respect to the Secured Contracts are not available. None of the Contracts provide for recourse to the originating contractor in the event of a default by the Obligor. The Contracts constitute substantially all of the home improvement loans owned by the Company as of the Cutoff Date, meeting the criteria stated under "Description of the Certificates--Conveyance of Contracts."

  The following table sets forth certain statistical information regarding the FHA-insured Contracts, the conventional Contracts and all Contracts in the Trust as of the Cutoff Date.

                        CERTAIN CONTRACT CHARACTERISTICS

                                                  CONVENTIONAL
                                          ------------------------------
                           FHA-INSURED       SECURED        UNSECURED       TOTAL POOL
                          --------------  --------------  --------------  ---------------
Principal Balance.......  $54,386,169.25  $59,631,880.18  $20,078,786.44  $134,096,835.87
Number of Contracts.....           6,081           3,989           3,357           13,427
Percentage of Principal
 Balance................           40.56%          44.47%          14.97%          100.00%
Weighted Average
 Contract Rate..........           12.95%          11.14%          14.81%           12.42%
  --Highest Contract
   Rate.................           15.99%          15.50%          17.99%           17.99%
  --Lowest Contract
   Rate.................            8.99%           8.49%           9.95%            8.49%
Weighted Average Remain-
 ing
 Term to Scheduled Matu-
  rity (Months).........             132             168              91              142
  --Maximum Remaining
   Term to Scheduled Ma-
   turity...............             239             240             233              240
  --Minimum Remaining
   Term to Scheduled Ma-
   turity...............              16              18              10               10
Weighted Average Origi-
 nal Term to Scheduled
 Maturity (Months)......             136             172              95              146
  --Maximum Original
   Term to Scheduled Ma-
   turity...............             240             240             240              240
  --Minimum Original
   Term to Scheduled Ma-
   turity...............              24              24              24               24
Average Principal Bal-
 ance...................  $     8,943.62  $    14,949.08  $     5,981.17  $      9,987.10
  --Highest Principal
   Balance..............  $    24,908.45  $   140,402.46  $    14,942.06  $    140,402.46
  -- Lowest Principal
   Balance..............  $       812.43  $     1,383.43  $       185.19  $        185.19

 Set forth below is a description of certain additional characteristics of the
                                   Contracts.

               GEOGRAPHICAL DISTRIBUTION OF IMPROVED REAL ESTATE

                                                                        % OF CONTRACT
                                                                           POOL BY
                         NUMBER OF   % OF CONTRACT  AGGREGATE PRINCIPAL  OUTSTANDING
                         CONTRACTS  POOL BY NUMBER        BALANCE         PRINCIPAL
                         AS OF CUT- OF CONTRACTS AS  OUTSTANDING AS OF  BALANCE AS OF
                          OFF DATE  OF CUT-OFF DATE    CUT-OFF DATE     CUT-OFF DATE
                         ---------- --------------- ------------------- -------------
Alabama.................        8          .06%       $     66,209.69         .05%
Arizona.................      325         2.42           4,228,851.78        3.15
Arkansas................      302         2.25           2,253,789.99        1.68
California..............      717         5.34          11,637,494.51        8.68
Colorado................      379         2.82           3,388,628.40        2.53
Connecticut.............      224         1.67           1,990,965.91        1.48
Delaware................      111          .83           1,045,343.42         .78
District of Columbia....       22          .16             168,246.95         .13
Florida.................    1,218         9.07          15,302,764.21       11.41
Georgia.................      337         2.51           3,251,594.83        2.43
Idaho...................       41          .31             473,628.91         .35
Illinois................      445         3.31           4,168,957.37        3.11
Indiana.................      100          .75             805,280.97         .60
Iowa....................       79          .59             699,629.46         .52
Kansas..................      151         1.13           1,401,452.44        1.05
Kentucky................       72          .54             551,076.60         .41
Louisiana...............      108          .80             840,410.97         .63
Maine...................      176         1.31           1,624,378.44        1.21
Maryland................      234         1.74           2,592,160.40        1.93
Massachusetts...........      298         2.22           2,416,783.49        1.80
Michigan................      390         2.90           3,217,380.70        2.40
Minnesota...............      194         1.45           1,822,421.27        1.36
Mississippi.............      279         2.08           2,492,866.09        1.86
Missouri................      212         1.58           1,815,446.70        1.35
Montana.................       50          .37             390,597.93         .29
Nebraska................       33          .25             286,529.76         .21
Nevada..................       98          .73           1,467,050.89        1.09
New Hampshire...........      110          .82           1,017,850.06         .76
New Jersey..............      683         5.09           7,295,581.64        5.44
New Mexico..............       66          .49             721,511.15         .54
New York................      640         4.77           6,917,132.93        5.16
North Carolina..........      687         5.12           5,873,628.66        4.38
North Dakota............        1          .01              14,474.27         .01
Ohio....................      525         3.91           4,765,887.87        3.55
Oklahoma................      203         1.51           1,528,378.33        1.14
Oregon..................      156         1.16           1,863,857.54        1.39
Pennsylvania............    1,020         7.60           9,135,641.78        6.81
Rhode Island............       74          .55             668,812.23         .50
South Carolina..........      221         1.65           1,698,101.70        1.27
South Dakota............       10          .07              97,537.62         .07
Tennessee...............      399         2.97           3,359,779.59        2.51
Texas...................    1,100         8.19          10,962,082.97        8.17
Utah....................      105          .78           1,106,898.03         .83
Vermont.................       50          .37             323,261.34         .24
Virginia................       85          .63             587,094.67         .44
Washington..............      411         3.06           3,577,877.93        2.67
West Virginia...........       93          .69             583,144.43         .44
Wisconsin...............       73          .54             614,732.33         .46
Wyoming.................      112          .83             983,626.72         .73
                           ------       ------        ---------------      ------
Total...................   13,427       100.00%       $134,096,835.87      100.00%
                           ======       ======        ===============      ======

                       YEARS OF ORIGINATION OF CONTRACTS

                                                                 % OF CONTRACT POOL BY
                                             AGGREGATE PRINCIPAL OUTSTANDING PRINCIPAL
                         NUMBER OF CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
YEAR OF ORIGINATION      AS OF CUT-OFF DATE  AS OF CUT-OFF DATE      CUT-OFF DATE
- -------------------      ------------------- ------------------- ---------------------
1990....................            1          $      4,345.23             .00%
1991....................            0                      .00             .00
1992....................           87               573,082.62             .43
1993....................       12,691           126,894,011.26           94.63
1994....................          648             6,625,396.76            4.94
                               ------          ---------------          ------
                               13,427          $134,096,835.87          100.00%
                               ======          ===============          ======

                   DISTRIBUTION OF ORIGINAL CONTRACT AMOUNTS

                                                                 % OF CONTRACT POOL BY
                                             AGGREGATE PRINCIPAL OUTSTANDING PRINCIPAL
 ORIGINAL CONTRACT       NUMBER OF CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
AMOUNT (IN DOLLARS)(1)   AS OF CUT-OFF DATE  AS OF CUT-OFF DATE      CUT-OFF DATE
- ----------------------   ------------------- ------------------- ---------------------
Less than $10,000.......        7,830          $ 47,550,981.63           35.46%
$ 10,000--$ 19,999.99...        4,769            64,533,289.62           48.12
$ 20,000--$ 29,999.99...          656            15,427,560.03           11.51
$ 30,000--$ 39,999.99...          124             3,939,813.22            2.94
$ 40,000--$ 49,999.99...           26             1,158,820.38             .86
$ 50,000--$ 59,999.99...           11               568,040.03             .42
$ 60,000--$ 69,999.99...            4               247,745.69             .19
$ 70,000--$ 79,999.99...            2               146,467.09             .11
$ 80,000--$ 89,999.99...            3               252,707.00             .19
$ 90,000--$ 99,999.99...            0                      .00             .00
$100,000--$109,999.99...            0                      .00             .00
$110,000--$119,999.99...            0                      .00             .00
$120,000--
 $129,999.99(1).........            0                      .00             .00
$130,000--$139,999.99...            1               131,008.72             .10
$140,000--$149,999.99...            1               140,402.46             .10
                               ------          ---------------          ------
    Total...............       13,427          $134,096,835.87          100.00%
                               ======          ===============          ======

- --------
(1) The largest original contract amount may not exceed $125,000 under the Company's 75% loan-to-value program, unless a higher amount financed is approved by senior management.

                                 CONTRACT RATES

                                                                 % OF CONTRACT POOL BY
                                             AGGREGATE PRINCIPAL OUTSTANDING PRINCIPAL
RANGE OF CONTRACTS BY    NUMBER OF CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
  CONTRACT RATE          AS OF CUT-OFF DATE  AS OF CUT-OFF DATE      CUT-OFF DATE
- ---------------------    ------------------- ------------------- ---------------------
8.01%-9.00%.............           47          $  1,744,274.41            1.30%
9.01%-10.00%............          579             9,431,004.31            7.03
10.01%-11.00%...........        1,667            29,621,408.22           22.09
11.01%-12.00%...........        1,595            16,877,673.44           12.59
12.01%-13.00%...........        4,464            40,221,716.97           30.00
13.01%-14.00%...........        2,691            22,278,902.73           16.61
14.01%-15.00%...........        1,529             8,947,689.05            6.67
15.01%-16.00%...........          737             4,341,844.27            3.24
16.01%-17.00%...........           92               519,468.79            0.39
17.01%-18.00%...........           26               112,853.68            0.08
                               ------          ---------------          ------
    Total...............       13,427          $134,096,835.87          100.00%
                               ======          ===============          ======

                          REMAINING MONTHS TO MATURITY

MONTHS REMAINING TO                                                 % OF CONTRACT POOL BY
 SCHEDULED MATURITY                             AGGREGATE PRINCIPAL OUTSTANDING PRINCIPAL
     AS OF CUT-             NUMBER OF CONTRACTS BALANCE OUTSTANDING     BALANCE AS OF
      OFF DATE              AS OF CUT-OFF DATE  AS OF CUT-OFF DATE      CUT-OFF DATE
- -------------------         ------------------- ------------------- ---------------------
   Less than 31............          347          $  1,040,081.70            0.78%
   31-60...................        2,536            12,446,424.17            9.28
   61-90...................        1,667            11,422,910.35            8.52
   91-120..................        4,232            39,550,984.36           29.49
   121-150.................          178             1,879,101.22            1.40
   151-180.................        3,895            55,435,559.28           41.34
   181-210.................            2                40,534.66            0.03
   211-240.................          570            12,281,240.13            9.16
                                  ------          ---------------          ------
       Total...............       13,427          $134,096,835.87          100.00%
                                  ======          ===============          ======

                 DELINQUENCY, LOAN DEFAULT AND LOSS INFORMATION

  The following tables set forth the delinquency experience and loan default and loss experience for the past 48 months of the portfolio of FHA-insured and conventional home improvement loans serviced by the Company.

                             DELINQUENCY EXPERIENCE

                                                      AT DECEMBER 31,
                                                ------------------------------
                                                 1993    1992    1991    1990
                                                ------  ------  ------  ------
Number of Contracts Outstanding(1)............. 36,828  25,803  21,337  10,267
Period of Delinquency(2):
  30-59 Days...................................    279     355     228      87
  60-89 Days...................................     88      98      84      29
  90 Days or More..............................    169     207     164      52
                                                ------  ------  ------  ------
Total Home Improvement Contracts Delinquent....    536     660     476     168
                                                ======  ======  ======  ======
Delinquencies as a Percent of Contracts Out-
 standing......................................   1.46%   2.56%   2.23%   1.64%

- --------
(1) Excludes defaulted contracts not yet liquidated.
(2) The period of delinquency is based on the number of days payments are contractually past due (assuming 30-day months). Consequently, a contract due on the first day of a month is not 30 days delinquent until the first day of the next month.

                        LOAN DEFAULT AND LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                      TWELVE MONTHS
                                                    ENDED DECEMBER 31,
                                              ---------------------------------
                                               1993     1992     1991     1990
                                              -------  -------  -------  ------
Principal Balance of Contracts Serviced(1)... 314,300  207,114  174,146  84,812
Contract Defaults(2).........................    1.51%    1.86%    1.09%    .26%
Net Losses:
  Dollars(3).................................     261      768      305       1
  Percentage(4)..............................     .08%     .37%     .18%    .00%

- --------
(1) As of period end. Includes defaulted contracts not yet liquidated.
(2) As a percentage of the total number of contracts being serviced as of period end.
(3) Does not include any estimated losses for defaulted contracts not yet liquidated. The calculation of net loss on FHA-insured Contracts includes unpaid interest to the date of FHA claim submission and all expenses of liquidation, and reflects proceeds of FHA Insurance claims paid.
(4) As a percentage of the principal amount of contracts being serviced as of period end.

  The Company's management is not aware of any trends or anomalies which have adversely affected the delinquency, loan default and loss experience of its portfolio of home improvement contracts.

  The data presented in the foregoing tables are for illustrative purposes only and there is no assurance that the delinquency, loan loss or liquidation experience of the Contracts will be similar to that set forth above. Moreover, since the Company began originating and purchasing FHA-insured home improvement contracts in April 1989, and secured and unsecured conventional home improvement contracts in September 1992, it is likely that the Company's portfolio is not yet sufficiently seasoned to show the delinquencies and losses that would be experienced if such data were collected over a longer period of time. Because the Company began originating and purchasing conventional home improvement contracts in September 1992, the data presented in the foregoing tables do not reflect any significant experience with conventional home improvement contracts. Moreover, such data have not been presented separately for conventional home improvement contracts based upon the Company's determination that such data is not statistically meaningful.

                      YIELD AND PREPAYMENT CONSIDERATIONS

  The yield on any Certificate will depend on the price paid by the Certificateholder, the timing of principal payments, and the timing and amount of any liquidation losses on the Contracts.

  The "Initial Principal Amount" of the Certificates ($134,096,835.87) equals the aggregate of principal payments due on the Contracts as of the Cutoff Date. The "Monthly Principal" distributable to Certificateholders on any Payment Date will be, subject to the limit of available funds in the Collection Account (including funds received from the Cash Collateral Account) after taking into account the distribution of Monthly Interest, the sum of (a) the amount of regular principal payments on Contracts paid or applied in respect of the prior Due Period; (b) the amount of full Principal Prepayments received and partial Principal Prepayments applied during the prior Due Period; (c) the principal portion of all payments that were Delinquent Payments as of the end of the prior Due Period; (d) the unpaid principal balance of all Contracts that became Liquidated Contracts during the prior Due Period; (e) the principal portion of the Repurchase Price paid by the Company to repurchase Contracts for breach of representations and warranties, as described under "Description of the Certificates--Conveyance of Contracts"; (f) the amount of any reduction in the principal amount deemed owed on a Contract as a result of the Obligors bankruptcy; and (g) any principal amount specified in clauses (a) through (f) that was not previously distributed because of an insufficient amount of funds available in the Collection Account. A "Liquidated Contract" is a defaulted Contract as to which the Servicer has received all amounts which the Servicer reasonably and in good faith expects to recover from or on account of such Contract, or, in the case of an FHA-insured Contract, either FHA has paid the claim or the Servicer has determined in good faith that FHA will not pay the claim. The "Principal Balance" at any time means the Initial Principal Amount minus all prior payments of Monthly Principal actually made.

  Higher than expected "Principal Prepayments" (payments received from Obligors, other than regular payments of principal, which are applied upon receipt or, in the case of partial prepayments, upon the next scheduled payment date for such Contract, to reduce the outstanding principal balance on the Contracts) will increase the yield on Certificates purchased at a price less than the undivided ownership interest in the aggregate principal balance of the Contracts represented by such Certificates and will decrease the yield on Certificates purchased at a price greater than the undivided ownership interest in the aggregate principal balance of the Contracts represented by such Certificates. The Company has no significant experience with respect to the rate of Principal Prepayments on home improvement contracts. Because the Contracts have scheduled due dates throughout the calendar month, and because all Principal Prepayments are passed through to Certificateholders on the Payment Date following the Due Period in which such Principal Prepayment occurred, prepayments on the Contracts would affect the amount of funds available to make distributions on the Certificates on any Payment Date only if a substantial portion of the Contracts prepaid prior to their respective due dates in a particular month (thus paying less than 30 days' interest for that Due Period) while very few Contracts prepaid after their respective due dates in that month. In addition, liquidations of Defaulted Contracts or the Servicer's exercise of its option to repurchase the entire remaining pool of Contracts (see "Description of the Certificates--Repurchase Option") will affect the timing of principal distributions on the Certificates. Prepayments on mortgage loans and other consumer installment obligations are commonly measured relative to a prepayment standard or model. The Constant Prepayment Rate ("CPR") model assumes that the outstanding principal balance of a pool of loans prepays at a specified constant annual rate. The Certificates were priced
using a prepayment assumption of   % CPR, or an assumption that   % of the
outstanding principal balance of the pool of Contracts will be prepaid over the course of a year. There can be no assurance that the Contracts will prepay at such rate, and it is unlikely that prepayments or liquidations of the Contracts will occur at any constant rate.

  The amount of "Monthly Interest" passed through to Certificateholders on any Payment Date will be, subject to the limit of available funds in the Collection Account (including funds received from the Cash Collateral Account), the product of the Pass-Through Rate and the Principal Balance immediately following the preceding Payment Date, based on a 360-day year consisting of 12 months of 30 days each. As required by applicable state laws, interest paid by Obligors on the Contracts is computed according to the simple interest method. Principal and interest payable on the Certificates will be computed according to the actuarial method.


  The final scheduled payment date on the Contract with the latest maturity is in February 2014.

                        GREEN TREE FINANCIAL CORPORATION

GENERAL

  The Company is a Minnesota corporation which, as of December 31, 1993, had total assets of approximately $1,739,502,000 and stockholders' equity of approximately $549,429,000. The Company purchases, pools, sells and services conditional sales contracts for manufactured homes and other consumer installment sales contracts. The Company is currently the largest servicer of government-insured manufactured housing contracts, and is one of the largest servicers of conventional manufactured housing contracts, in the United States. The Company began financing FHA-insured home improvement loans in April 1989 and conventional home improvement loans in September 1992. Currently, the Company also purchases, pools and services installment sales contracts for motorcycles and continues to service recreational vehicle installment sales contracts previously originated. It also finances certain recreational sports vehicles manufactured by Polaris Industries, L.P., Limited Partnership, and horse trailers produced by other manufacturers. The Company's principal executive offices are located at 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102-1639 (telephone (612) 293-3400). The Company's quarterly and annual reports are available from the Company upon written request made to the Company.

CONTRACT ORIGINATION

  Through its centralized loan processing operations, the Company arranges to purchase certain contracts from home improvement contractors located throughout the United States. The Company's business development managers contact home improvement contractors and explain the Company's available financing plans, terms, prevailing rates and credit and financing policies. If the contractor wishes to utilize the Company's available customer financing, the contractor must make an application for contractor approval. The Company has a contractor approval process pursuant to which the financial condition, business experience and qualifications of the contractor are reviewed prior to his or her approval to sell Contracts to the Company. In addition, the Company has a centralized compliance group which reviews and updates contractor financial condition and reviews contractors on an annual basis to determine whether such contractor's approval will be continued. The Company also reviews monthly contractor trend reports which show the default and delinquency trends of the particular contractor with respect to contracts sold to the Company. The Company occasionally will originate directly a home improvement promissory note involving a home improvement transaction.

  All contracts that the Company originates are written on forms provided by the Company and are purchased on an individually approved basis in accordance with the Company's guidelines. The contractor submits the customer's credit application and construction contract to the Company's office where an analysis of the creditworthiness of the customer is made. The analysis includes a review of the customer's paying habits, length and likelihood of continued employment and certain other procedures, including the percentage of the customer's monthly payments on long term debts to gross monthly income, which may not exceed 45%. Senior management may approve deviations from the Company's guidelines on a case-by-case basis.

  The original principal amount of a single-family FHA-insured home improvement contract currently may not exceed $25,000 without specific FHA approval, with a maximum term of 20 years. FHA will insure loans of up to $17,500 for manufactured homes which qualify as real estate under applicable state law and loans of up to $12,000 per unit or a $48,000 limit for four units of owner-occupied multiple-family homes. The original principal amount of a conventional secured home improvement loan may not exceed $30,000 for the Company's secured "no equity" program, and $100,000 for the Company's secured lien program, unless a higher amount financed is approved by senior management. The original principal amount of a conventional unsecured home improvement loan may not exceed $10,000. The Company requires that any secured home improvement contract be secured by a recorded lien (which may be a first, second or third lien) on the improved real estate. Certain other criteria for home improvement contracts eligible for FHA Insurance are described under the caption "Description of FHA Insurance." If the Company determines that the application meets the Company's underwriting guidelines and applicable FHA regulations (for FHA-insured contracts) and the credit is approved, the Company purchases the contract from the contractor when the customer verifies satisfactory completion of the work, or, in the case of staged funding, the Company follows up with the customer for the completion certificate 60 days after funding.

  The Company began financing conventional home improvement loans in September 1992. Conventional home improvement loans are not insured by FHA. Many of the conventional Contracts in the Trust are either secured 90% loan-to-value Contracts or secured 80% loan-to-value Contracts. The Company also has a special secured program for certain types of larger remodeling projects. The secured lien program generally allows a maximum loan amount of up to $100,000 on an owner-occupied one- to four-family residence, with a first, second or third lien on the real estate. The value of the home is determined by an appraisal as described below, with an additional 70% of the loan amount added to the appraisal to reflect the value of the improvement financed for loans up to $50,000. For loan amounts of $30,000 and under, a drive-by appraisal by a state certified and licensed appraiser, tax assessment or Uniform Residential Appraisal Report ("URAR") is required. For loan amounts over $30,000, a full URAR is required. Title insurance is required on all loan amounts of $30,000 or more.

  The "no equity" program allows an amount financed from $5,000 to $30,000, or higher with senior management approval. Eligible property includes an owner-occupied single family home, with a first or second lien on the real estate, and only certain types of improvements may be financed.

  The unsecured conventional program allows for an amount financed from $2,500 to $10,000. The allowable term of unsecured contracts is 24 to 120 months. Eligible property includes an owner-occupied single family home, up to a four unit multiple-family dwelling or owner-occupied condominiums and town houses and owner-occupied manufactured homes located in Company-approved parks or attached to the real estate.

                        DESCRIPTION OF THE CERTIFICATES

  The Certificates will be issued pursuant to the Agreement between the Company, as Seller and Servicer, and the Trustee. A copy of the execution form of the Agreement will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission after the initial issuance of the Certificates. The following summary describes the material provisions of the Agreement, reference to which is hereby made for a complete recital of its terms.

GENERAL

  The Certificates will be issued in fully registered, certificated form only and will represent fractional undivided interests in the Trust. The Certificates will be issued in denominations of $1,000 and any integral multiple thereof, except for one Certificate with a denomination representing the remainder of the Initial Principal Amount. The Certificates (other than the single Certificate referred to in the preceding sentence) initially will be represented by one or more certificates registered in the name of Cede as the nominee of DTC, and will only be available in the form of book-entries on the records of DTC and participating members thereof. See "Description of Certificates--Registration of the Certificates." The Trust consists of the Contracts and the rights, benefits, obligations and proceeds arising therefrom or in connection therewith, including, with respect to the Secured Contracts, liens on the related real estate, rights under applicable FHA Insurance for FHA-insured Contracts, amounts held for the Trust in the Collection Account, the right to receive payments upon demand from the Cash Collateral Account and the Limited Guaranty of the Company.

  Distributions of Monthly Principal and Monthly Interest on the Certificates will be made by the Paying Agent on each Payment Date to persons in whose names the Certificates are registered as of the Business Day immediately preceding such Payment Date (the "Record Date"). See "Description of Certificates-- Registration of the Certificates." The first Payment Date for the Certificates will be April 15, 1994. Payments of Monthly Principal and Monthly Interest will be made by check mailed to such Certificateholder at the address appearing on the Certificate Register (except that a Certificateholder may request payment by wire transfer). Final payments of Monthly Principal and Monthly Interest will be made only upon tender of the Certificates to the Trustee for cancellation.

CONVEYANCE OF CONTRACTS

  On the Closing Date, the Company will establish the Trust and transfer, assign, set over and otherwise convey to the Trust all right, title and interest of the Company in the Contracts, including all principal and interest received on or with respect to the Contracts (other than receipts of principal and interest due on the Contracts before the Cutoff Date). On behalf of the Trust, as the issuer of the Certificates offered hereby, the Trustee, concurrently with such conveyance, will execute and deliver the Certificates to or upon the order of the Company. The Contracts are described on a list delivered to the Trustee and certified by a duly authorized officer of the Company. Such list includes the amount of monthly payments due on each Contract as of the date of issuance of the Certificates, the Contract Interest Rate on each Contract and the maturity date of each Contract. Such list will be attached as an exhibit to the Agreement and will be available for inspection by any Certificateholder at the principal office of the Company. Prior to the conveyance of the Contracts to the Trust, the Company's internal audit department will have completed a review of all the Contract files, confirming the accuracy of each item on the list of Contracts delivered to the Trustee. Any Contract discovered not to agree with such list in a manner that is materially adverse to the interests of the Certificateholders will be repurchased by the Company, or, if the discrepancy relates to the unpaid principal balance of a Contract, the Company may deposit cash in the Collection Account in an amount sufficient to offset such discrepancy.

  The Trustee will maintain possession of the Contracts and any other documents contained in the Contract files. A Uniform Commercial Code financing statement will be filed in Minnesota, reflecting the conveyance and assignment of the Contracts to the Trustee, and the Company's accounting records and computer systems will also reflect such conveyance and assignment.

  Dorsey & Whitney, counsel to the Company, will render an opinion to the Trustee that the transfer of the Contracts from the Company to the Trust would, in the event the Company became a debtor under the United States Bankruptcy Code, be treated as a true sale and not as a pledge to secure borrowings. If, however, the transfer of the Contracts from the Company to the Trust were treated as a pledge to secure borrowings by the Company, the distribution of proceeds of the Contracts to the Trust might be subject to the automatic stay provisions of the United States Bankruptcy Code, which would delay the distribution of such proceeds for an uncertain period of time. In addition, a bankruptcy trustee would have the power to sell the Contracts if the proceeds of such sale could satisfy the amount of the debt deemed owed by the Company, or the bankruptcy trustee could substitute other collateral in lieu of the Contracts to secure such debt, or such debt could be subject to adjustment by the bankruptcy trustee if the Company were to file for reorganization under Chapter 11 of the United States Bankruptcy Code.

  The Company will make certain representations and warranties in the Agreement with respect to each Contract, including that: (a) as of the Cutoff Date the most recent scheduled payment was made or was not delinquent more than 59 days;
(b) no provision of a Contract has been waived, altered or modified in any respect, except by instruments or documents included in the Contract file and reflected on the list of Contracts delivered to the Trustee; (c) each Contract is a legal, valid and binding obligation of the Obligor and is enforceable in accordance with its terms (except as may be limited by laws affecting creditors rights generally); (d) no Contract is subject to any right of rescission, set-off, counterclaim or defense; (e) each Contract (if an FHA-insured Contract) was originated in accordance with applicable FHA regulations and is insured, without set-off, surcharge or defense, by FHA Insurance; (f) each Contract was originated by a home improvement contractor in the ordinary course of such contractors business or was originated by the Company directly; (g) no Contract was originated in or is subject to the laws of any jurisdiction whose laws would make the transfer of the Contract or an interest therein pursuant to the Agreement or the Certificates unlawful; (h) each Contract complies with all requirements of law; (i) no Contract has been satisfied, subordinated to a lower lien ranking than its original position (if any) or rescinded; (j) each Secured Contract creates a valid and perfected lien on the related improved real estate; (k) all parties to each Contract had full legal capacity to execute such Contract; (l) no Contract has been sold, conveyed and assigned or pledged to any other person and the Company has good and marketable title to each Contract free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest, and is the sole owner and has full right to transfer such Contract to the Trustee; (m) as of the Cutoff Date there was no default, breach, violation or event permitting acceleration under any Contract (except for payment delinquencies permitted by clause (a) above), no event that with notice and the expiration of any grace or cure period would constitute a default, breach, violation or event permitting acceleration under such Contract, and the Company has not waived any of the foregoing; (n) each Contract is a fully-amortizing loan with a fixed rate of interest and provides for level payments over the term of such Contract; (o) each Secured Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral;
(p) the description of each Contract set forth in the list delivered to the Trustee is true and correct; (q) there is only one original of each Contract; and (r) each Contract was originated or purchased in accordance with the Company's then-current underwriting guidelines. The Company will also make certain representations and warranties with respect to the Contracts in the aggregate, including that (i) the aggregate principal amount payable by the Obligors as of the Cutoff Date equals the Initial Principal Amount of the Certificates, and each Contract has a contractual rate of interest of at least 8.49%; (ii) no Contract has a remaining maturity of more than 240 months; (iii) no more than 5% of the Contracts, by principal balance as of the Cutoff Date, were secured by properties located in an area with the same zip code; and (iv) no adverse selection procedures were employed in selecting the Contracts from the Company's portfolio.

  Under the terms of the Agreement, the Company has agreed to repurchase, at the Repurchase Price, any Contract that is materially and adversely affected by a breach of a representation and warranty with respect to such Contract made in the Agreement if such breach has not been cured within 90 days. This repurchase obligation constitutes the sole remedy available to the Trust and the Certificateholders for a breach of a representation or warranty under the Agreement with respect to the Contracts (but not with respect to any other breach by the Company of its obligations under the Agreement).

  The "Repurchase Price" of a Contract at any time means the outstanding principal amount of such Contract (without giving effect to any Advances made by the Servicer or the Trustee), plus interest at the Pass-Through Rate on such Contract from the end of the Due Period with respect to which the Obligor last made a payment (without giving effect to any Advances made by the Servicer or the Trustee) through the end of the immediately preceding Due Period.

  Pursuant to the Agreement, the Servicer will service and administer the Contracts conveyed and assigned to the Trustee as more fully set forth below.

PAYMENTS ON CONTRACTS; DISTRIBUTIONS ON CERTIFICATES

  The Servicer, on behalf of the Trust, will establish and maintain the Collection Account at a depository institution (initially First Bank National Association, Minneapolis, Minnesota) with trust powers organized under the laws of the United States or any state, the deposits of which are insured to the full extent permitted by law by the Federal Deposit Insurance Corporation (the "FDIC "), whose short-term debt (or, in the case of the principal bank in a bank holding company system, the short-term debt of such bank or the bank holding company) has a rating of A-1 or higher from S&P, and which is subject to examination by federal or state authorities (an "Eligible Institution"). The Servicer may authorize the Trustee to invest the funds in the Collection Account in Eligible Investments (as defined in the Agreement) that will mature not later than the business day preceding the applicable monthly Payment Date. Such Eligible Investments include, among other investments, obligations of the United States or of any agency thereof backed by the full faith and credit of the United States, federal funds, certificates of deposit, time deposits and bankers acceptances sold by eligible commercial banks; any other demand or time deposit or certificate of deposit fully insured by the FDIC; investments in certain money-market funds; certain repurchase agreements of United States government securities with eligible commercial banks; corporate securities assigned the highest rating by S&P not in excess of 10% of amounts in the Collection Account at the time of such investment or pledge as security; and commercial paper assigned a rating of at least A-1 by S&P. Any losses on such investments will be deducted from other investment earnings or from other funds in the Collection Account.

  All receipts by the Servicer of payments with respect to the Contracts, including Principal Prepayments and advance payments by Obligors not constituting Principal Prepayments ("Advance Payments"), shall be paid into the Collection Account no later than one business day following receipt thereof, except amounts received as extension fees not allocated to regular installments due on Contracts, which are retained by the Company as part of its servicing fees and are not paid into the Collection Account. See "Description of the Certificates--Servicing Compensation and Payment of Expenses." In addition, all payments under FHA Insurance received by the Servicer, any Advances by the Servicer or the Trustee as described under "Description of the Certificates-- Advances," amounts received by the Trustee from the Cash Collateral Account as described under "Description of the Cash Collateral Guaranty," and amounts paid by the Company for Contracts repurchased as a result of breach of warranties under the Agreement as described under "Description of the Certificates-- Conveyance of Contracts," shall be paid into the Collection Account.

  On the seventh Business Day of each month (the "Determination Date"), the Servicer will determine the amount of funds in the Collection Account (other than amounts attributable to Advance Payments and regular payments received subsequent to the end of the immediately preceding Due Period) (the "Collected Amount") and the amount of funds necessary to make all payments to be made on the next Payment Date from the Collection Account. Not later than one Business Day after the Determination Date, the Company will deposit in the Collection Account the Repurchase Price of any Contracts required to be repurchased on such Payment Date as a result of a breach of representations and warranties.

  On each Payment Date the Trustee will withdraw such funds from the Collection Account as are necessary to make the following payments, in the following order of priority:

    (a) to pay Monthly Interest;

    (b) to pay Monthly Principal;

    (c) to pay the Monthly Servicing Fee to the Servicer;

    (d) to reimburse the Trustee or any successor Servicer for any payments of FHA Insurance premiums not paid by the Company, as Servicer, and for which the Trustee or such successor Servicer has not been reimbursed by the Company;

    (e) to reimburse the Servicer or the Trustee, as applicable, for Uncollectible Advances and prior Advances that have been recovered;

    (f) to pay the remainder, if any, of the Available Funds (the "Excess Cashflow") to the Cash Collateral Trustee, as the holder of the Subordinated Certificate, for disposition in accordance with the Cash Collateral Trust Agreement.

ADVANCES

  To the extent that collections on a Contract in any Due Period are less than the scheduled payment due thereon, the Servicer will be obligated to make an advance of the uncollected portion of such scheduled payment. The Servicer will be obligated to advance a delinquent payment on a Contract only to the extent that the Servicer, in its sole discretion, expects to recoup such Advance from subsequent collections on the Contract or from liquidation proceeds thereof. The Servicer will deposit any Advances in the Collection Account no later than one Business Day before the following Payment Date. The Servicer will be entitled to recoup its advances on a Contract from subsequent payments by or on behalf of the Obligor and from liquidation proceeds (including FHA Insurance payments, if applicable, or foreclosure resale proceeds) of the Contract, and will release its right to reimbursements in conjunction with the purchase of the Contract by the Company for breach of representations and warranties. If the Servicer determines in good faith that an amount previously advanced will not ultimately be recoverable from payments by or on behalf of the Obligor or from liquidation proceeds (including FHA Insurance payments or foreclosure resale proceeds) of the Contract (an "Uncollectible Advance"), the Servicer will be entitled to reimbursement from payments on other Contracts or from the Cash Collateral Account.

  If the Servicer fails to make an Advance required under the Agreement, the Trustee will be obligated to deposit the amount of such Advance in the Collection Account on the Payment Date. The Trustee will not, however, be obligated to deposit any such amount if (i) the Trustee does not expect to recoup such Advance, or (ii) the Trustee determines that it is not legally able to make such Advance.

REPORTS TO CERTIFICATEHOLDERS

  The Servicer will include with each distribution to a Certificateholder a statement as of such Payment Date setting forth:

    (a) the amount of such distribution which constitutes Monthly Principal, specifying the amounts constituting scheduled payments by Obligors, Principal Prepayments on the Contracts, and other payments with respect to the Contracts;

    (b) the amount of such distribution which constitutes Monthly Interest;

    (c) the remaining Principal Balance represented by such Certificateholder's interest;

    (d) the Company's FHA Insurance reserve amount;

    (e) the Average Sixty-Day Delinquency Ratio, the Cumulative Realized Loss Ratio, the Requisite Amount, the amount deposited in the Cash Collateral Account (if any) and the Available Cash Collateral Amount;

    (f) the amount of fees payable out of the Trust;

    (g) the Pool Factor (a percentage derived from a fraction the numerator of which is the remaining Principal Balance of the Certificates and the denominator of which is the Initial Principal Amount of the Certificates) immediately before and immediately after such Payment Date;

    (h) the number and aggregate principal balance of Contracts delinquent
  (i) 31-59 days, (ii) 60-89 and (iii) 90 or more days;

    (i) the number of Contracts liquidated during the Due Period ending immediately before such Payment Date;

    (j) such customary factual information as is necessary to enable Certificateholders to prepare their tax returns; and

    (k) such other customary factual information available to the Servicer without unreasonable expense as is necessary to enable Certificateholders to comply with regulatory requirements.

REPURCHASE OPTION

  The Agreement provides that on any Payment Date on which the Principal Balance is less than 10% of the Initial Principal Amount of the Certificates, the Servicer will have the option to repurchase, on 20 days prior written notice to the Trustee, all outstanding Contracts at a price equal to the principal balance of the Contracts on the prior Payment Date plus accrued interest thereon, plus the fair market value (as determined by the Servicer) of any acquired properties. Such price will be paid on the Payment Date to the Certificateholders of record on the last Business Day of the immediately preceding Due Period in immediately available funds against the Trustee's delivery of the Contracts to the Servicer.

COLLECTION AND OTHER SERVICING PROCEDURES

  The Servicer will manage, administer, service and make collections on the Contracts, exercising the degree of skill and care required by FHA and otherwise consistent with the highest degree of skill and care that the Servicer exercises with respect to similar contracts (including manufactured housing contracts) serviced by the Servicer. The Servicer will not be required to cause to be maintained, or otherwise monitor the maintenance of, hazard insurance on the improved properties, but is required under FHA regulations to monitor and ensure the maintenance of flood insurance on properties securing FHA-insured Contracts located in federally designated special flood hazard areas. The Company does, however, as a matter of its own policy, monitor proof of hazard insurance coverage (other than flood insurance) and require that it be named as an additional loss payee on all first lien secured contracts and all junior lien secured contracts with amounts financed of over $20,000.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

  The Servicer will receive a Monthly Servicing Fee for each Due Period (paid on the next succeeding Payment Date) equal to one-twelfth of the product of .75% and the remaining Principal Balance.

  The Monthly Servicing Fee provides compensation for customary third-party servicing activities to be performed by the Servicer for the Trust, for additional administrative services performed by the Servicer on behalf of the Trust and for expenses paid by the Servicer on behalf of the Trust.

  Customary servicing activities include collecting and recording payments, communicating with Obligors, investigating payment delinquencies, providing billing and tax records to Obligors and maintaining internal records with respect to each Contract. Administrative services performed by the Servicer on behalf of the Trust include selecting and packaging the Contracts, calculating distributions to Certificateholders and providing related data processing and reporting services for Certificateholders and on behalf of the Trustee. Expenses incurred in connection with servicing of the Contracts and paid by the Company from its servicing fees include payment of FHA Insurance premiums, payment of fees and expenses of accountants, payments of all fees and expenses incurred in connection with the enforcement of Contracts or (in the case of Secured Contracts) foreclosure on collateral relating thereto (including submission of FHA Insurance claims, if applicable), payment of Trustees fees, and payment of expenses incurred in connection with distributions and reports to Certificateholders.

EVIDENCE AS TO COMPLIANCE

  The Agreement provides for delivery to the Trustee of a monthly report by the Servicer no later than one Business Day following each Determination Date, setting forth the information described under

"--Reports to Certificateholders." Each report to the Trustee will be accompanied by a statement from an appropriate officer of the Servicer certifying the accuracy of such report and stating that the Servicer has not defaulted in the performance of its obligations under the Agreement. On or before May 1 of each year, beginning in 1995, the Servicer will deliver to the Trustee a report of KPMG Peat Marwick, or another nationally recognized accounting firm, stating that such firm has examined the Servicer's servicing records with respect to home improvement contracts serviced by the Servicer and stating that, on the basis of such examination, such servicing has been conducted in compliance with the Agreement, except for any exceptions set forth in such report.

  The Agreement provides that the Servicer shall furnish to the Trustee such reasonably pertinent underlying data as can be generated by the Company's existing data processing system without undue modification or expense.

  The Agreement provides that a Certificateholder holding Certificates evidencing at least 5% of the interests in the Trust will have the same rights of inspection as the Trustee and may upon written request to the Servicer receive copies of all reports provided to the Trustee.

TRANSFERABILITY

  The certificates are subject to certain restrictions on transfer to or for the benefit of employee benefit plans, trusts or accounts subject to ERISA and described in Section 4975 of the Code. See "ERISA Considerations."

CERTAIN MATTERS RELATING TO THE COMPANY

  The Agreement provides that the Company may not resign from its obligations and duties as Servicer thereunder, except upon a determination that the Company's performance of such duties is no longer permissible under the Agreement or applicable law, and prohibits the Company from extending credit to any Certificateholder for the purchase of a Certificate, purchasing Certificates in any agency or trustee capacity or lending money to the Trust. The Company can be removed as Servicer only pursuant to an Event of Termination as discussed below.

EVENTS OF TERMINATION

  An Event of Termination under the Agreement will occur if (a) the Servicer fails to make any payment or deposit required under the Agreement (including an Advance) and such failure continues for four business days; (b) the Servicer fails to observe or perform in any material respect any other covenant or agreement in the Agreement which continues unremedied for thirty days; (c) the Servicer conveys, assigns or delegates its duties or rights under the Agreement, except as specifically permitted under the Agreement, or attempts to make such a conveyance, assignment or delegation; (d) a court having jurisdiction in the premises enters a decree or order for relief in respect of the Servicer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of the Servicer, as the case may be, or enters a decree or order for any substantial liquidation of its affairs; (e) the Servicer commences a voluntary case under any applicable bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or its creditors, or fails to, or admits in writing its inability to, pay its debts as they become due, or takes any corporate action in furtherance of the foregoing; (f) the Servicer fails to be an Eligible Servicer; or (g) the Servicer's seller-servicer contract with GNMA is terminated. The Servicer will be required under the Agreement to give the Trustee and the Certificateholders notice of an Event of Termination promptly upon the occurrence of such Event.

RIGHTS UPON AN EVENT OF TERMINATION

  If an Event of Termination has occurred and is continuing, either the Trustee or holders of Certificates evidencing 25% or more of the Trust may terminate all of the Servicer's management, administrative, servicing and collection functions under the Agreement. Upon such termination, the Trustee or its designee will succeed to all the responsibilities, duties and liabilities of the Company as Servicer under the Agreement and will be entitled to similar compensation arrangements; provided, however, that neither the Trustee nor any successor Servicer will assume any accrued obligation of the Company or any obligation to repurchase Contracts for breach of representations and warranties, and the Trustee will not be liable for any acts or omissions of the Company occurring prior to a transfer of the Company's servicing and related functions or for any breach by the Company of any of its representations and warranties contained in the Agreement or any related document or agreement. In addition, the Trustee will notify FHA of the Company's termination as Servicer of the Contracts and will request that the portion of the Company's FHA Insurance reserves allocable to the FHA-insured Contracts be transferred to the Trustee or a successor Servicer. See "Description of FHA Insurance." Notwithstanding such termination, the Company shall be entitled to payment of certain amounts payable to it prior to such termination, for services rendered prior to such termination. No such termination will affect in any manner the Company's obligation to repurchase certain Contracts for breaches of warranties under the Agreement. In the event that the Trustee is unwilling or unable so to act, it may appoint, or petition a court of competent jurisdiction for the appointment of, an Eligible Servicer to act as successor to the Company in its capacity as servicer under the Agreement. The Trustee and such successor may agree upon the servicing compensation to be paid (after receiving comparable bids from other Eligible Servicers), which may not be greater than the Monthly Servicing Fee payable to the Company under the Agreement.

TERMINATION OF THE AGREEMENT

  The Agreement will terminate (after distribution of all Monthly Principal and Monthly Interest then due to Certificateholders) on the earlier of (a) the Payment Date on which the Principal Balance is reduced to zero; or (b) the Payment Date on which the Company repurchases the Contracts as described under "Description of the Certificates--Repurchase Option." However, the Company's representations, warranties and indemnities will survive any termination of the Agreement.

AMENDMENT; WAIVER

  The Agreement may be amended by agreement of the Trustee and the Company at any time without the consent of the Certificateholders to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to add other provisions not inconsistent with the Agreement, upon receipt of an opinion of counsel to the Company that such amendment will not adversely affect in any material respect the interests of any Certificateholder.

  The Agreement may also be amended by agreement of the Trustee and the Company at any time without the consent of the Certificateholders to effect the transfer of FHA Insurance reserves to another entity in compliance with revisions to FHA regulations, or to change the provisions of the Agreement relating to the Cash Collateral Guaranty, provided that prior to any such amendment S&P shall have confirmed that the rating of the Certificates will not be lowered or withdrawn following such amendment.

  The Agreement may also be amended from time to time by the Trustee and the Company with the consent of holders of Certificates evidencing 66 2/3% or more of the Trust, and holders of Certificates representing 66 2/3% of the Trust may vote to waive any Event of Termination, provided that no such amendment or waiver shall (a) reduce in any manner the amount of, or delay the timing of, collections of payments on Contracts or distributions which are required to be made on any Certificate, or (b) reduce the aggregate amount of Certificates required for any amendment of the Agreement, without unanimous consent of the Certificateholders.

  The Trustee is required under the Agreement to furnish Certificateholders with notice promptly upon execution of any amendment to the Agreement.

INDEMNIFICATION

  The Agreement provides that the Company will defend and indemnify the Trust, the Trustee (including any agent of the Trustee) and the Certificateholders against any and all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel and expenses of litigation
(a) arising out of or resulting from the use or ownership by the Company or any affiliate thereof of any real estate securing a Contract, (b) for any taxes which may at any time be asserted with respect to, and as of the date of, the conveyance of the Contracts to the Trust (but not including any federal, state or other tax arising out of the creation of the Trust and the issuance of the Certificates), and (c) with respect to certain other tax matters.

  The Agreement also provides that the Company, in connection with its duties as servicer of the Contracts, will defend and indemnify the Trust, the Trustee and the Certificateholders (which indemnification will survive any removal of the Company as servicer of the Contracts) against any and all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel and expenses of litigation, in respect of any action taken by the Company as Servicer with respect to any Contract.

DUTIES AND IMMUNITIES OF THE TRUSTEE

  The Trustee will make no representations as to the validity or sufficiency of the Agreement, the Certificates or of any Contract, Contract file or related documents, and will not be accountable for the use or application by the Company of any funds paid to the Company in consideration of the conveyance of the Contracts, or deposited into the Collection Account by the Company. If no Event of Termination has occurred, the Trustee will be required to perform only those duties specifically required of it under the Agreement. However, upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee will be required to examine them to determine whether they conform as to form to the requirements of the Agreement.

  Under the Agreement the Servicer will agree (a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it thereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); (b) to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of the Agreement (including FHA Insurance premiums not paid by the Servicer and reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and (c) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust and its duties thereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

  The Trustee is not obligated to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under the Agreement if there is a reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

  The Agreement also provides that the Trustee will maintain at its expense in Minneapolis or St. Paul, Minnesota, an office or agency where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Trustee and the certificate registrar and transfer agent in respect of the Certificates pursuant to the Agreement may be served. On the date hereof the Trustees office for such purposes is located at 180 East Fifth Street, St. Paul, Minnesota 55101. The Trustee will promptly give written notice to the Company and the Certificateholders of any change thereof.

THE TRUSTEE

  First Trust National Association has its corporate trust offices at 180 East Fifth Street, St. Paul, Minnesota 55101.

  The Trustee may resign at any time, in which event the Servicer will be obligated to appoint a successor Trustee. The Servicer may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Agreement or if the Trustee becomes insolvent. In such circumstances, the Servicer will also be obligated to appoint a successor Trustee. Any resignation or removal of the Trustee and appointment of a successor Trustee will not become effective until acceptance of the appointment by the successor Trustee. Any successor Trustee must be an FHA Title I approved lender.

REGISTRATION OF THE CERTIFICATES

  The Certificates initially will be registered in the name of Cede & Co., the nominee of DTC. The Certificates may be held by investors only through the book-entry facilities of DTC in minimum denominations of $1,000 and integral multiples thereof. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC accepts securities for deposit from its participating organizations ("Participants") and facilitates the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks and trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants").

  The beneficial owners of Certificates ("Certificate Owners") who are not Participants but desire to purchase, sell or otherwise transfer ownership of the Certificates may do so only through Participants (unless and until Definitive Certificates, as defined below, are issued). In addition, Certificate Owners will receive all distributions of principal of, and interest on, the Certificates from the Trustee through DTC and Participants. Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the Certificates, except under the limited circumstances described below.

  Unless and until Definitive Certificates (as defined below) are issued, it is anticipated that the only "Certificateholder" of the Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders as that term is used in the Trust Agreement. Certificate Owners are only permitted to exercise the rights of Certificateholders indirectly through Participants and DTC.

  While Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Certificates and is required to receive and transmit distributions of principal of, and interest on, the Certificates. Participants with whom Certificate Owners have accounts with respect to Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interests.

  Certificates will be issued in registered form to Certificate Owners, or their nominees, rather than to DTC (such Certificates being referred to herein as "Definitive Certificates"), only if (i) DTC or the Company advise the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as nominee and depository with respect to the Certificates and the Company or the Trustee is unable to locate a qualified successor or (ii) the Company at its sole option advises the Trustee in writing that it elects to terminate the book-entry system through DTC. Upon issuance of Definitive Certificates to Certificate Owners, such Certificates will be transferable directly (and not exclusively on a book-entry basis) and registered holders will deal directly with the Trustee with respect to transfers, notices and distributions.

  DTC has advised the Company that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by a Certificateholder under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose DTC accounts the Certificates are credited. DTC has advised the Company that DTC will take such action with respect to any fractional interest of the Certificates only at the direction of and on behalf of such Participants beneficially owning a corresponding fractional interest of the Certificates. DTC may take actions, at the direction of the related Participants, with respect to some Certificates which conflict with actions taken with respect to other Certificates.

  Issuance of Certificates in book-entry form rather than as physical certificates may adversely affect the liquidity of the Certificates in the secondary market and the ability of Certificate Owners to pledge them. In addition, since distributions on the Certificates will be made by the Trustee to DTC and DTC will credit such distributions to the accounts of its Participants, with the Participants further crediting such distributions to the accounts of indirect participants or Certificate Owners, Certificate Owners may experience delays in the receipt of such distributions.

                          DESCRIPTION OF FHA INSURANCE

  Approximately 40.56% of the Contracts, by principal balance as of the Cutoff Date, are insured by FHA under Title I of the National Housing Act, which authorizes FHA to insure loans made for the alteration, repair or improvement of residential single-family and multiple-family real estate and manufactured homes which qualify as real estate under applicable state law, and loans for the purchase of a manufactured home.

  The insurance available to the Trust is subject to the limit of a reserve amount equal to 10% of the principal balance of all Title I insured loans originated or purchased and reported for FHA Insurance by the Company, which amount will be reduced by all FHA Insurance claims paid to the Company and by an annual reduction in the reserve amount of 10% of the reserve amount, and which will be increased by an amount equal to 10% of the lesser of the principal balance or the purchase price of insured loans subsequently originated or purchased of record by the Company. The Company's reserve amount may also be reduced by 10% of the principal balance of any loans reported to FHA as sold without recourse by the Company. The Company will pay all FHA Insurance premiums required by FHA Regulations. If the Company fails to pay any such premium, the Trustee or the successor Servicer (if any) is obligated to pay such premium and is entitled to be reimbursed by the Company and from collections on the Contracts.

  As of December 31, 1993, the Company's FHA Insurance reserve amount was equal to approximately $134,383,000. These insurance reserves were available to cover losses on approximately $1,783,263,000 of FHA-insured manufactured housing contracts and approximately $237,800,000 of FHA-insured home improvement loans, including the FHA-insured Contracts owned by the Trust. If an Event of Termination (as defined under "Description of the Certificates--Events of Termination") occurs, the Trustee will notify FHA of the Company's termination as Servicer of the FHA-insured Contracts and will request that the portion of the Company's FHA Insurance reserves allocable to the FHA-insured Contracts be transferred to the Trustee or a successor Servicer. Although the Trustee will request such a transfer of reserves, FHA is not obligated to comply with such a request, and may determine that it is not in FHAs interest to permit such transfer of reserves. In addition, FHA has not specified how insurance reserves might be allocated in such event, and there can be no assurance that any reserve amount, if transferred to the Trustee or a successor Servicer, would not be substantially less than 10% of the outstanding principal amount of the FHA-insured

Contracts. It is likely that the Trustee or any successor Servicer would be the lender of record on other FHA Title I loans, so that any reserves that are so permitted to be transferred would become commingled with reserves available for other FHA Title I loans. FHA also reserves the right to transfer reserves with "earmarking" (segregating such reserves so that they will not be commingled with the reserves of the transferee) if it is in FHA's interest to do so.

  In general, FHA will insure property improvement loans up to $25,000 for a single-family property, with a maximum term of 20 years. FHA will insure loans of up to $17,500 for manufactured homes which qualify as real estate under applicable state law and loans of up to $12,000 per unit for a $48,000 limit for four units for owner-occupied multiple-family homes. If the loan amount is $15,000 or more, FHA requires a drive-by appraisal, the current tax assessment value, or a full Uniform Residential Appraisal Report dated within 12 months of the closing to verify the property's value. The maximum loan amount on transactions requiring an appraisal is the amount of equity in the property shown by the market value determination of the property. The loan proceeds must be used for the purposes described in the loan application, and those improvements must substantially protect or improve the basic livability or utility of the property. The Secretary of HUD from time to time publishes a list of ineligible items and activities which may not be financed with the proceeds of an FHA-insured home improvement loan.

  Following a default on an FHA-insured Contract the Servicer may, subject to certain conditions, either commence foreclosure proceedings against the improved property securing the loan or submit a claim to FHA, but may submit a claim to FHA after proceeding against the improved property only with the prior approval of the Secretary of HUD. The availability of FHA Insurance following a default on an FHA-insured Contract is subject to a number of conditions, including strict compliance by the Company with FHA regulations in originating and servicing the Contract. Failure to comply with FHA regulations may result in a denial of or surcharge on the FHA Insurance claim. Prior to declaring an FHA-insured Contract in default and submitting a claim to FHA, the Servicer must take certain steps to attempt to cure the default, including personal contact with the borrower either by telephone or in a meeting and providing the borrower with 30 day's written notice prior to declaration of default. FHA may deny insurance coverage if the borrower's nonpayment is related to a valid objection to faulty contractor performance. In such event, the Company will seek to obtain payment by or a judgment against the borrower, and may resubmit the claim to FHA following such a judgment. As described under "Green Tree Financial Corporation--Contract Origination," the Company does not purchase a Contract until the customer verifies satisfactory completion of the work.

  Upon submission of a claim to FHA, the Trust must assign its entire interest in the Contract to the United States. In general, the claim payment will equal 90% of the sum of (i) the unpaid principal amount of the Contract at the date of default and uncollected interest computed at the Contract rate earned to the date of default, (ii) accrued and unpaid interest on the unpaid amount of the Contract from the date of default to the date of submission of the claim plus 15 calendar days (but in no event more than nine months) computed at a rate of 7% per annum, (iii) uncollected court costs, (iv) legal fees, not to exceed $500, and (v) expenses for recording the assignment of the lien on the improved property to the United States. Any losses on FHA-insured Contracts not covered by FHA Insurance will be absorbed to the extent of Excess Cashflow otherwise payable to the Cash Collateral Account or, if funds in the Collection Account are not sufficient to pay Monthly Interest and Monthly Principal, such losses will be covered by funds available in the Cash Collateral Account, and then by the Limited Guaranty of the Company (subject to the limit of the Guaranty Amount) and otherwise will be borne by Certificateholders.

               DESCRIPTION OF THE CASH COLLATERAL GUARANTY

  On the Closing Date, the Cash Collateral Guaranty will be issued pursuant to the Cash Collateral Trust Agreement among the Cash Collateral Depositor, the Cash Collateral Trustee and the Company, as Seller and Servicer. The Cash Collateral Guaranty will be secured by the Cash Collateral Account, which will be established pursuant to the Cash Collateral Trust Agreement, and the Cash Collateral Account will be funded on the Closing Date in the amount of $
(the "Initial Cash Collateral Amount") from the proceeds of a loan to be made by the Cash Collateral Depositor to the Cash Collateral Trust. The Cash Collateral Guaranty will be strictly an obligation to make payments from amounts deposited in the Cash Collateral Account in accordance with the terms of the Agreement and the Cash Collateral Trust Agreement, will be secured solely with the amounts on deposit in the Cash Collateral Account, if any, and will not be a personal obligation of the Cash Collateral Trustee. The Cash Collateral Guaranty will not be an obligation of the Cash Collateral Depositor (beyond the Initial Cash Collateral Amount), the Cash Collateral Trustee, the Company, as Seller and Servicer, or the Cash Collateral Beneficiary (as defined below). The Cash Collateral Account will be maintained with the Cash Collateral Trustee or its designee at an Eligible Institution (initially First Bank National Association, Minneapolis, Minnesota). The Cash Collateral Account and any amount therein is not and will not under any circumstances be deemed to be property of the Trust, but will be held in accordance with the Cash Collateral Trust Agreement for the benefit of the Trustee and the Cash Collateral Depositor, as secured parties and as provided in the Cash Collateral Trust Agreement, and Green Tree Finance Corp. -- Two, as beneficiary of the Cash Collateral Trust (the "Cash Collateral Beneficiary"). Any amounts remaining in the Cash Collateral Trust upon its termination will be paid to the Cash Collateral Beneficiary.

  In the event of the Company's insolvency, if the Cash Collateral Account were somehow deemed to be property of the Company's bankruptcy estate, payments under the Cash Collateral Guaranty might be subject to the automatic stay provisions of the United States Bankruptcy Code or, a bankruptcy trustee might attempt to reduce amounts retained or required to be deposited by the Trustee into the Cash Collateral Account if those amounts were determined by the bankruptcy trustee to exceed amounts reasonably necessary or adequate to cover Shortfalls which might become payable to Certificateholders out of the Cash Collateral Account.

  On each Payment Date the Cash Collateral Trustee, as the holder of the Subordinated Certificate, will receive all Excess Cashflow, if any (as described under "Description of the Certificates--Payments on Contracts; Distributions on Certificates"). On each Payment Date on which the amount held in the Cash Collateral Account is less than the Requisite Amount (as defined below), the Cash Collateral Trustee will deposit all funds paid to it by the Trustee or the amount necessary to cause the amount on deposit in the Cash Collateral Account to equal the Requisite Amount, if less, in the Cash Collateral Account. On any Payment Date when the amount held in the Cash Collateral Account equals or exceeds the Requisite Amount, any funds paid to the Cash Collateral Trustee by the Trustee, and any funds in the Cash Collateral Account in excess of the Requisite Amount, will be applied by the Trustee (i) first to pay interest and principal on the loan made to the Cash Collateral Trust by the Cash Collateral Depositor in accordance with the terms of such loan, and (ii) thereafter will be paid to the Cash Collateral Beneficiary.


  If the Servicer's monthly report as of any Determination Date indicates that a Shortfall (the difference, if any, between (a) the sum of (i) the Collected Amount in the Collection Account, plus (ii) any Advances required to be deposited in the Collection Account by the Servicer, plus (iii) the aggregate of the Repurchase Prices for Contracts to be repurchased by the Company for breach of representations and warranties, and (b) the sum of (i) the Monthly Interest and Monthly Principal to be paid to Certificateholders on the related Payment Date, (ii) the Monthly Servicing Fee to be paid to the Servicer, (iii) any amounts required to reimburse the Trustee for FHA Insurance premiums paid by the Trustee, and (iv) any amounts required to reimburse the Servicer or the Trustee for Uncollectible Advances) will occur on the related Payment Date, then the Trustee shall, on the Business Day preceding such Payment Date, make a demand under the Cash Collateral Guaranty in the amount of such Shortfall (or the Available Cash Collateral Amount, if less) and deposit such funds in the Collection Account.

  The "Requisite Amount" initially equals $     and may be increased or
decreased from time to time as described below.

  On each Determination Date the Servicer will be obligated to determine the amount of the Company's FHA Insurance reserve. If on any Determination Date the Company's FHA Insurance reserve amount is less than $50,000,000, or if an Event of Termination has occurred (either such event, a "Trigger"), then (i) the Requisite Amount will be increased to $ and (ii) on each Payment Date thereafter the Trustee will deposit the entire Excess Cashflow (to the extent necessary to cause the amount in the Cash Collateral Account to equal the Requisite Amount) into the Cash Collateral Account.


  On the Payment Dates occurring in April 1997 and each April thereafter, the Requisite Amount may be reduced to % of the Principal Balance as of such
Payment Date, but in no event less than $   , but only if no Trigger has ever
occurred, and only if either (i) the Cumulative Realized Loss Ratio (as defined below) as of such Payment Date is less than 1.5% and the Average Sixty-Day Delinquency Ratio (as defined below) as of such Payment Date is less than 3.5%, or (ii) the Cumulative Realized Loss Ratio as of such Payment Date is less than 4.0% and the Average Sixty-Day Delinquency Ratio as of such Payment Date is less than 2.5%.

  The "Average Sixty-Day Delinquency Ratio" for any Payment Date is the arithmetic average of the Delinquency Ratios for such Payment Date and for the two immediately preceding Payment Dates. The "Delinquency Ratio" for any Payment Date is a percentage, equal to the aggregate outstanding principal balance of all Contracts that were delinquent 60 days or more as of the end of the immediately preceding Due Period (including Defaulted Contracts that have not yet been liquidated, but excluding Contracts that are current with respect to rescheduled payments following the Obligor's bankruptcy) divided by the Principal Balance immediately following such Payment Date.


  The "Cumulative Realized Loss Ratio" for any Payment Date is a fraction, expressed as a percentage, the numerator of which is the aggregate Realized Losses for that Payment Date and all prior Payment Dates, and the denominator of which is the Initial Principal Amount. The "Realized Losses" for any Payment Date means the aggregate net liquidation losses for all Contracts that became Liquidated Contracts during the immediately preceding Due Period.

  Interest and principal on the loan by the Cash Collateral Depositor to the Cash Collateral Trust will be payable solely from funds (if any) in the Cash Collateral Account each month in excess of the Requisite Amount. In no event will the Company, the Trust or the Certificateholders be obligated in respect of any such loan. It is currently expected that such loan would bear interest at a floating rate based on the Cash Collateral Depositor's cost of funds, payable monthly, and that principal on such loan would be payable commencing in April 1995, unless such loan is renewed. It is expected that the Cash Collateral Depositor will have a security interest in the Cash Collateral Account, subordinate in all respects to the security interest of the Trustee securing the right of the Trustee to demand payments under the Cash Collateral Guaranty.

  Funds on deposit in the Cash Collateral Account will be invested in Eligible Investments (as described herein under "Description of the Certificates-- Payments on Contracts; Distributions on Certificates"). All income on such investments will be applied to repay the loan made by the Cash Collateral Depositor or paid to the Cash Collateral Beneficiary, and will not be available to cover any Shortfalls. Any losses on such investments will be deducted from other investment earnings or from other funds in the Cash Collateral Account. All such income or loss will be allocable to the Cash Collateral Beneficiary for tax purposes.

  At any time after the first Payment Date on which the funds in the Cash Collateral Account equal or exceed the Requisite Amount, the Cash Collateral Beneficiary may obtain the release to the Cash Collateral Depositor or itself of all or a portion of the cash on deposit in the Cash Collateral Account, by delivering to the Cash Collateral Trustee (i) a Letter of Credit that satisfies the conditions set forth in the Cash Collateral Trust Agreement or (ii) any other form of credit enhancement that satisfies the conditions set forth in the Cash Collateral Trust Agreement. The cost of obtaining and maintaining any initial or replacement Letter of Credit shall be borne solely by the Cash Collateral Beneficiary. If the Cash Collateral Trustee receives notice that the institution issuing such Letter of Credit is no longer a Qualified Bank and its short-term debt is rated below A-1 by Standard & Poor's, the Cash Collateral Trustee shall immediately notify the Cash Collateral Beneficiary. On the 30th day following such notice (or the next business day thereafter, if such day is not a

Business Day), the Cash Collateral Trustee shall draw under the Letter of Credit the full amount available under such Letter of Credit and deposit the proceeds thereof in the Cash Collateral Account, unless prior to such date the Cash Collateral Beneficiary shall have delivered to the Cash Collateral Trustee a replacement or confirming Letter of Credit issued by a Qualified Bank.

                    DESCRIPTION OF THE LIMITED GUARANTY

  FHA's regulations provide that, in order for the FHA insurance reserve amount allocable to the Contracts to remain in the Company's aggregate insurance reserve amount, the transfer of the Contracts to the Trust must be "with recourse." Accordingly, the Company will provide a Limited Guaranty to the Trust. Under the terms of the Limited Guaranty if the amount held in the Cash Collateral Account equals zero and the Monthly Report as of any Determination Date indicates a Shortfall, the Company is obligated, subject to the limit of the Guaranty Amount, to pay into the Collection Account not later than one Business Day after such Determination Date the lesser of such Shortfall or the Guaranty Amount. The Guaranty Amount prior to the first Payment Date will equal $544,000. Thereafter, the Guaranty Amount on each subsequent Payment Date will equal the lesser of (i) $544,000 minus all Limited Guaranty payments made prior to such Payment Date or (ii) 1% of the principal balance of the FHA-insured Contracts as of such Payment Date. The Limited Guaranty will be an unfunded general obligation of the Company.

         CERTAIN LEGAL ASPECTS OF THE CONTRACTS; REPURCHASE OBLIGATIONS

  As a result of the Company's conveyance and assignment of the Contracts to the Trust, the Certificateholders, as the beneficial owners of the Trust, will succeed collectively to all of the rights thereunder (including the right to receive payment on the Contracts). Approximately 85.03% of the Contracts by principal balance as of the Cutoff Date evidence both the obligation of the Obligor to repay the loan evidenced thereby, and the grant of a lien on the improved property to secure repayment of such loan (the "Secured Contracts"). The remaining Contracts evidence only the obligation of the Obligor to repay the loan evidenced thereby (the "Unsecured Contracts"). With respect to the Secured Contracts, the borrower also executes a separate mortgage, deed of trust or security deed upon the real estate. Certain aspects of both features of the Contracts are more fully described below.

  The following discussion contains summaries of certain legal aspects of home improvement contracts which are general in nature. These legal aspects are in addition to the requirements of FHA regulations described in "Description of FHA Insurance" with respect to the FHA-insured Contracts. Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete nor to reflect the laws of any particular state, nor to encompass the laws of all states in which the real estate securing the Secured Contracts is situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing the Contracts. Much of the following discussion relates to home improvement contracts which are secured by a lien on the improved property and, as a consequence, while of significance to the Secured Contracts, will have little applicability to the Unsecured Contracts.

MORTGAGES AND DEEDS OF TRUST

  The Secured Contracts are secured by either mortgages or deeds of trust, depending upon the prevailing practice in the state in which the underlying property is located, and may have first, second or third priority. A mortgage creates a lien upon the real property described in the mortgage or deed of trust. There are two parties to a mortgage: the mortgagor, who is the borrower, and the mortgagee, who is the lender. In a mortgage state, the mortgagor delivers to the mortgagee a note or retail installment contract evidencing the loan and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust has three parties: the borrower, or trustor, the lender as beneficiary, and a third-party grantee called the trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure repayment of the loan. The trustees authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or mortgage, and, in some cases, the directions of the beneficiary. Some states use a security deed or deed to secure debt which is similar to a deed of trust except that it has only two parties: a grantor (similar to a mortgagor) and a grantee (similar to a mortgagee). Mortgages, deeds of trust and deeds to secure debt are not prior to liens for real estate taxes and assessments and other charges imposed under governmental police powers. Priority between mortgages, deeds of trust and deeds to secure debt and other encumbrances depends on their terms in some cases and generally on the order of recordation of the mortgage, deed of trust or the deed to secure debt in the appropriate recording office.

SUBORDINATE MORTGAGES; RIGHTS OF SENIOR MORTGAGEES OR BENEFICIARIES

  A substantial number of the mortgages and deeds of trust securing the Secured Contracts are second or third mortgages or deeds of trust which are junior to mortgages or deeds of trust held by other lenders or institutional investors. The rights of the Trust (and therefore the Certificateholders), as beneficiary under a junior deed of trust or as mortgagee under a junior mortgage, are subordinate to those of the mortgagee or beneficiary under the senior mortgage or deed of trust, including the prior rights of the senior mortgagee or beneficiary to receive hazard insurance and condemnation proceeds and to cause the property securing the Secured Contract to be sold upon default of the mortgagor or trustor, thereby extinguishing the junior mortgagee's or junior beneficiary's lien unless the Servicer on behalf of the Trust asserts its subordinate interest in the property in foreclosure litigation and, possibly, satisfies the defaulted senior loan or loans. As discussed more fully below, a junior mortgagee or beneficiary may satisfy a defaulted senior loan in full, or in some states may cure such default and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Although the Company generally does not cure defaults under a senior mortgage or deed of trust, it is the Company's standard practice to protect its interest by attending any foreclosure sale and bidding for property only if it is in the Company's best interests to do so.

  The standard form of the mortgage or deed of trust used by most institutional lenders, like that of the Company, confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgagee or beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the underlying first mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the first mortgage or deed of trust. Proceeds in excess of the amount of first mortgage indebtedness, in most cases, may be applied to the indebtedness of a junior mortgage or deed of trust.

  The form of mortgage or deed of trust used by institutional lenders may contain a "future advance" clause, which provides, in essence, that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage or deed of trust. The priority of any advance made under the clause depends, in some states, on whether the advance was an "obligatory" or "optional" advance. If the mortgagee or beneficiary is obligated to advance the additional amounts, the advance is entitled to receive the same priority as amounts initially advanced under the mortgage or deed of trust, notwithstanding the fact that there may be junior mortgages or deeds of trust and other liens which intervene between the date of recording of the mortgage or deed of trust and the date of the future advance, and, in some states, notwithstanding that the senior mortgagee or beneficiary had actual knowledge of such intervening junior mortgages or deeds of trust and other liens at the time of the advance. Where the mortgagee or beneficiary is not obligated to advance additional amounts or, in some states, has actual knowledge of the intervening junior mortgages or deeds of trust and other liens, the advance will be subordinate to such intervening junior mortgages or deeds of trust and other liens. Priority of advances under the clause rests, in some states, on state statutes giving priority to all advances made under the loan agreement to a "credit limit" amount stated in the recorded mortgage.

  Another provision typically found in the form of the mortgage or deed of trust used by most institutional lenders obligates the mortgagor or trustor to pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage or deed of trust, to provide and maintain fire insurance on the property, to maintain and repair the property and not to commit or permit any waste thereof, and to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee or beneficiary under the mortgage or deed of trust. Upon a failure of the mortgagor or trustor to perform any of these obligations, the mortgagee or beneficiary is given the right under the mortgage or deed of trust to perform the obligation itself, at its election, with the mortgagor or trustor agreeing to reimburse the mortgagee or beneficiary for any sums expended by the mortgagee or beneficiary on behalf of the mortgagor or trustor. All sums so expended by a senior mortgagee or beneficiary become part of the indebtedness secured by the senior mortgage or deed of trust.

FORECLOSURE

  Foreclosure is a legal procedure that allows the mortgagor to recover its mortgage debt by enforcing its rights and available remedies under the mortgage, deed of trust, or security deed. Foreclosure of a mortgage is generally accomplished by judicial action. Generally, the action is initiated by the service of legal pleadings upon all parties having an interest of record in the real property. Delays in completion of the foreclosure occasionally may result from difficulties in locating necessary parties defendant. When the mortgagees right to foreclosure is contested, the legal proceedings necessary to resolve the issue can be time-consuming. After the completion of a judicial foreclosure proceeding, the court may issue a judgment of foreclosure and appoint a referee or other officer to conduct the sale of the property. In some states, mortgages may also be foreclosed by advertisement, pursuant to a power of sale provided in the mortgage. Foreclosure of a mortgage by advertisement is essentially similar to foreclosure of a deed of trust by non-judicial power of sale.

  Foreclosure of a deed of trust or a deed to secure debt is generally accomplished by a non-judicial trustees sale under a specific provision in the deed of trust that authorizes the trustee to sell the property to a third party upon any default by the borrower under the terms of the note, deed of trust, or deed to secure debt. In certain states, such foreclosure also may be accomplished by judicial action in the manner provided for foreclosure of mortgages. In some states the trustee must record a notice of default and send a copy to the borrower trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest of record in the real property, including any junior lienholders. If the deed of trust is not reinstated within any applicable cure period, a notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest of record in the property.

  In some states, the borrower trustor has the right to reinstate the loan at any time following default until shortly before the trustees sale. In general, the borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Certain state laws control the amount of foreclosure expenses and costs, including attorneys fees, which may be recovered by a lender.

  In the case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer, or by the trustee, is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is not common for a third party to purchase the property at the foreclosure sale. In some states, potential buyers may further be unwilling to purchase a property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Company. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under section 67d of the former Bankruptcy Act (section 548 of the current United States Bankruptcy
Code) and, therefore, could be rescinded in favor of the bankrupts estate, if
(i) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition, and (ii) the price paid for the foreclosed property did not represent "fair consideration" ("reasonably equivalent value" under the United States Bankruptcy Code). Therefore, the lender generally purchases the property from the trustee or referee for an amount equal to the unpaid principal amount of the note, accrued and unpaid interest and the expenses of foreclosure. Thereafter, subject to the right of the borrower in some states to remain in possession during the redemption period, the lender will assume the burdens of ownership, including obtaining hazard insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender commonly will obtain the services of a real estate broker and pay the broker a commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lenders investment in the property.

  A second or third mortgagee (junior mortgagee) may not foreclose on the property securing a second or first mortgage (senior mortgages) unless it forecloses subject to the senior mortgages, in which case it must either pay the entire amount due on the senior mortgages or make payments on the senior mortgages in the event the mortgagor is in default thereunder, in either event adding the amounts expended to the balance due on the junior loan, and may be subrogated to the rights of the senior mortgagees. In addition, in the event that the foreclosure by a junior mortgagee triggers the enforcement of a "due-on-sale" clause in a senior mortgage, the junior mortgagee may be required to pay the full amount of the senior mortgages to the senior mortgagees. Accordingly, with respect to those Contracts which are second or third mortgage loans, if the lender purchases the property, the lenders title will be subject to all senior liens and claims and certain governmental liens.

  The proceeds received by the referee or trustee from the sale are applied first to the costs, fees, and expenses of sale and then in satisfaction of the indebtedness secured by the mortgage or deed of trust under which the sale was conducted. Any remaining proceeds are generally payable to the holders of junior mortgages or deeds of trust and other liens and claims in order of their priority, whether or not the borrower is in default. Any additional proceeds are generally payable to the mortgagor or trustor. The payment of the proceeds to the holders of junior mortgages may occur in the foreclosure action of the senior mortgagee or may require the institution of separate legal proceeding.

  Some states impose prohibitions or limitations on remedies available to the mortgagee, including the right to recover the debt from the mortgagor. See "-- Anti-Deficiency Legislation and Other Limitations on Lenders" herein.

  In certain jurisdictions, real property transfer or recording taxes or fees may be imposed on the Trust with respect to its acquisition (by foreclosure or otherwise) and disposition of real property securing a Contract, and any such taxes or fees imposed may reduce liquidation proceeds with respect to such property, as well as distributions payable to the Certificateholders.

SECOND OR THIRD MORTGAGES

  The Secured Contracts may be secured by second or third mortgages or deeds of trust, which are junior to first or second mortgages or deeds of trust held by other lenders. The rights of the Certificateholders as the holders of a junior deed of trust, junior mortgage, or junior security deed are subordinate in lien and in payment to those of the holder of the senior mortgage, deed of trust, or security deed including the prior rights of the senior mortgagee or beneficiary to receive and apply hazard insurance and condemnation proceeds and, upon default of the mortgagor, to cause a foreclosure on the property. Upon completion of the foreclosure proceedings by the holder of the senior mortgage or the sale pursuant to the senior deed of trust, the junior mortgagees or junior beneficiary's lien will be extinguished unless the junior lienholder satisfies the defaulted senior loan or asserts its subordinate interest in a property in foreclosure proceedings. Such extinguishment will eliminate access to the collateral for the Secured Contract. See "-- Foreclosure" herein.

  Furthermore, the terms of the junior mortgage, deed of trust, or security deed are subordinate to the terms of the first mortgage, deed of trust, or security deed. In the event of a conflict between the terms of the first mortgage, deed of trust, or security deed and the junior mortgage, deed of trust, or security deed, the terms of the first mortgage, deed of trust, or security deed will govern generally. Upon a failure of the mortgagor or trustor to perform any of its obligations, the senior mortgagee or beneficiary, subject to the terms of the senior mortgage or deed of trust, may have the right to perform the obligation itself. Generally, all sums so expended by the mortgagee or beneficiary become part of the indebtedness secured by the mortgage or deed of trust. To the extent a first mortgagee expends such sums, such sums will generally have priority over all sums due under a junior mortgage, deed of trust or security deed.

RIGHTS OF REDEMPTION

  In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and certain foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In certain other states, this right of redemption applies only to sale following judicial foreclosure, and not to sale pursuant to a non-judicial power of sale. In most states where the right of redemption is available, statutory redemption may occur upon payment of the foreclosure purchase price, accrued interest and taxes. In some states, the right to redeem is an equitable right. The effect of a right of redemption is to diminish the ability of the lender to sell the foreclosed property. The exercise of a right of redemption would defeat the title of any purchaser at a foreclosure sale, or of any purchaser from the lender subsequent to judicial foreclosure or sale under a deed of trust. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has run.

ANTI-DEFICIENCY LEGISLATION AND OTHER LIMITATIONS ON LENDERS

  Certain states have imposed statutory restrictions that limit the remedies of a beneficiary under a deed of trust or a mortgagee under a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment is a personal judgment against the borrower equal in most cases to the difference between the amount due to the lender and the net amount realized upon the foreclosure sale.

  Some state statutes may require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of these states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and may be precluded from exercising remedies with respect to the security. Consequently, the practical effect of the election requirement, when applicable, is that lenders will usually proceed first against the security rather than bringing a personal action against the borrower.

  Other statutory provisions may limit any deficiency judgment against the former borrower following a foreclosure sale to the excess of the outstanding debt over the fair market value of the property at the time of such sale. The purpose of these statutes is to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the foreclosure sale.

  In some states, exceptions to the anti-deficiency statutes are provided for in certain instances where the value of the lender's security has been impaired by acts or omissions of the borrower, for example, in the event of waste of the property.

  In addition to anti-deficiency and related legislation, numerous other federal and state statutory provisions, including the federal bankruptcy laws, the federal Soldiers' and Sailors' Civil Relief Act of 1940 and state laws affording relief to debtors, may interfere with or affect the ability of a secured mortgage lender to realize upon its security. For example, in a Chapter 13 proceeding, the holder may not be able to obtain a lift of the automatic stay to foreclose if the borrower has equity and the home is necessary to the bankruptcy reorganization. A bankruptcy court may also grant the debtor a reasonable time to cure a payment default, and in the case of a mortgage loan not secured by the debtor's principal residence, may also reduce the monthly payments due under such mortgage loan, change the rate of interest and alter the mortgage loan repayment schedule.

  The Internal Revenue Code of 1986, as amended, provides priority to certain federal tax liens over the lien of the mortgage or deed of trust. The laws of some states provide priority to certain state tax liens over the lien of the mortgage or deed of trust. Numerous federal and some state consumer protection laws impose substantive requirements upon mortgage lenders in connection with the origination, servicing and the enforcement of mortgage loans. These laws include the federal Truth in Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, state licensing requirements, and related statutes and regulations. These federal laws and state laws impose specific statutory liabilities upon lenders who originate or service mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

  The so-called "Holder-in-Due-Course" rule of the Federal Trade Commission is intended to defeat the ability of the transferor of a consumer credit contract which is the seller of goods which gave rise to the transaction (and certain related lenders and assignees) to transfer such contract free of notice of claims by the debtor thereunder. The effect of this rule is to subject the assignee of a Contract to all claims and defenses which the debtor could assert against the home improvement contractor. Liability under this rule is limited to amounts paid under a Contract; however, the Obligor also may be able to assert the rule to set off remaining amounts due as a defense against a claim brought by the Trust against such Obligor.

  The obligations of the Obligor under each Unsecured Contract are not secured by an interest in the related real estate or otherwise, and the Trust, as the owner of each Unsecured Contract, is a general unsecured creditor as to such obligations. As a consequence, in the event of a default under an Unsecured Contract, the Trust will have recourse only against the Obligor's assets generally, along with all other general unsecured creditors of the Obligor. In a bankruptcy or insolvency proceeding relating to an Obligor on an Unsecured Contract, the obligations of the Obligor under such Unsecured Contract may be discharged in their entirety, notwithstanding the fact that the portion of such Obligor's assets made available to the Trust as a general unsecured creditor to pay amounts due and owing thereunder are insufficient to pay all such amounts.

ENFORCEABILITY OF CERTAIN PROVISIONS

  The standard forms of note, mortgage and deed of trust generally contain provisions obligating the borrower to pay a late charge if payments are not timely made. In addition to limitations imposed by FHA regulations with respect to FHA-insured Contracts, in certain states there are or may be specific limitations upon late charges which a lender may collect from a borrower for delinquent payments. Under the Agreement, late charges (to the extent permitted by law and not waived by the Company) will be retained by the Company as additional servicing compensation.

  Courts have imposed general equitable principles upon foreclosure. These equitable principles are generally designed to relieve the borrower from the legal effect of defaults under the loan documents. Examples of judicial remedies that may be fashioned include judicial requirements that the lender undertake affirmative actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have required lenders to reinstate loans or recast payment schedules to accommodate borrowers who are suffering from temporary financial disability. In some cases, courts have limited the right of lenders to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a junior mortgage or deed of trust affecting the property. In other cases, some courts have been faced with the issue whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under mortgages or the deeds of trust receive notices in addition to statutorily-prescribed minimum requirements. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust or under a mortgage having a power of sale does not involve sufficient state action to afford constitutional protection to the borrower.

  It is the Company's practice with some of the Contracts to defer the first payment thereon for up to 90 days, and to charge the home improvement contractor points to cover the lost interest due to collecting only 30 days interest on the first payment on these deferred payment contracts.

"DUE-ON-SALE" CLAUSES

  All of the Secured Contract documents contain due-on-sale clauses. These clauses permit the Servicer to accelerate the maturity of the loan on notice, which is usually thirty days, if the borrower sells, transfers or conveys the property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states. However, effective October 15, 1982, Congress enacted the Garn-St Germain Depository Institutions Act of 1982 (the "Act"), which, after a 3-year grace period, preempts state laws which prohibit the enforcement of due-on-sale clauses by providing, among other matters, that "due-on-sale" clauses in certain loans (including the Secured Contracts) made after the effective date of the Act are enforceable within certain limitations as set forth in the Act and the regulations promulgated thereunder.

  By virtue of the Act, the Servicer generally may be permitted to accelerate any Secured Contract which contains a "due-on-sale" clause upon transfer of an interest in the mortgaged property. This ability to accelerate will not apply to certain types of transfers, including (i) the granting of a leasehold interest which has a term of three years or less and which does not contain an option to purchase, (ii) a transfer to a relative resulting from the death of a mortgagor or trustor, or a transfer where the spouse or child(ren) becomes an owner of the mortgaged property in each case where the transferee(s) will occupy the mortgaged property, (iii) a transfer resulting from a decree of dissolution of marriage, legal separation agreement or from an incidental property settlement agreement by which the spouse becomes an owner of the mortgaged property, (iv) the creation of a lien or other encumbrance subordinate to the lenders security instrument which does not relate to a transfer of rights of occupancy in the mortgaged property (provided that such lien or encumbrance is not created pursuant to a contract for deed), (v) a transfer by devise, descent or operation of law on the death of a joint tenant or tenant by the entirety, and (vi) other transfers as set forth in the Act and the regulations thereunder. As a result, a lesser number of Secured Contracts which contain "due-on-sale" clauses may extend to full maturity than earlier experience would indicate with respect to single-family mortgage loans. The extent of the effect of the Act on the average lives and delinquency rates of the Secured Contracts, however, cannot be predicted.

  The inability to enforce a due-on-sale clause may result in Secured Contracts bearing an interest rate below the current market rate being assumed by a new home buyer rather than being paid off, which may have an impact upon the average life of the Secured Contracts and the number of Secured Contracts which may be outstanding until maturity.

  Although Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended ("Title V"), provides that, subject to certain conditions, state usury limitations shall not apply to FHA-insured loans and to first mortgage secured conventional contracts if the contract is defined as a "federally related mortgage loan," a number of states have adopted legislation overriding Title V's exemptions, as permitted by Title V. The Company has represented and warranted in the Agreement that all Contracts comply with any applicable usury limitations.

ENVIRONMENTAL LEGISLATION

  Certain states impose a statutory lien for associated costs on property that is the subject of a cleanup action by the state on account of hazardous wastes or hazardous substances released or disposed of on the property. Such a lien will generally have priority over all subsequent liens on the property and, in certain of these states, will have priority over prior recorded liens, including the lien of a mortgage. In addition, under federal environmental legislation and possibly under state law in a number of states, a secured party which takes a deed in lieu of foreclosure or acquires a mortgaged property at a foreclosure sale may be liable for the costs of cleaning up a contaminated site. Although such costs could be substantial, it is unclear whether they would be imposed on a lender secured by residential property (such as the Trust). In the event that title to a property securing a Secured Contract was acquired by the Trust and cleanup costs were incurred in respect of the mortgaged property, the holders of the Certificates might incur a loss if such costs were required to be paid by the Trust.

SOLDIERS' AND SAILORS' CIVIL RELIEF ACT

  Application of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended (the "Relief Act"), would adversely affect, for an indeterminate period of time, the ability of the Servicer to collect full amounts of interest on certain of the Contracts. Any shortfall in interest collections resulting from the application of the Relief Act or similar legislation, which would not be recoverable from the related Contracts, would result in a reduction of the amounts distributable to the Certificateholders. In addition, the Relief Act imposes limitations that would impair the ability of the Servicer to foreclose on an affected mortgage, deed of trust or security deed during the mortgagor's period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Thus, in the event that the Relief Act or similar legislation applies to any Contract which goes into default, there may be delays in payment on the Certificates in connection therewith. Any other interest shortfalls, deferrals or forgiveness of payments on the Contracts resulting from similar legislation or regulations may result in delays in payments or losses to Certificateholders.

REPURCHASE OBLIGATIONS

  Under the Agreement, the Company will represent and warrant that each FHA-insured Contract was originated in compliance with FHA regulations and is covered by FHA Insurance. In the event FHA were to deny insurance coverage on an FHA-insured Contract due to a violation of FHA regulations in originating or servicing such Contracts, such violation would constitute a breach of a representation and warranty under the Agreement and would create an obligation of the Company to repurchase such Contract unless the breach is cured. See "Description of the Certificates--Conveyance of Contracts."

  In addition, the Company will also represent and warrant under the Agreement that each Contract complies with all requirements of law. Accordingly, if any Obligor has a claim against the Trust for violation of any law and such claim materially adversely affects the Trust's interest in a Contract, such violation would constitute a breach of a representation and warranty under the Agreement and would create an obligation to repurchase such Contract unless the breach is cured. See "Description of the Certificates--Conveyance of Contracts."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the anticipated federal income tax consequences of the purchase, ownership and disposition of the Certificates, based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possibly differing interpretations. The discussion below does not purport to deal with federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules or elections. Investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Certificates.

TAX STATUS OF THE TRUST

  Dorsey & Whitney, counsel to the Company, have advised the Company that, in their opinion, the Trust will be classified as a grantor trust for federal income tax purposes and not as an association which is taxable as a corporation. The Trust will be classified as a trust despite the fact that the Cash Collateral Beneficiary will be considered to retain an interest in a second class of beneficial interest in the Trust. While Treasury Regulations
Section 301.7701-4(c) generally provides that an investment trust with more than one class of ownership interest will be classified as an association taxable as a corporation or a partnership, that regulation would treat the Trust as a grantor trust because there will be no power under the Agreement to vary the investment of the Certificateholders, the purpose of the Trust will be to facilitate direct investment in the Contracts, and the existence of multiple classes of ownership interests in the Trust will be incidental to that purpose.

CHARACTERIZATION OF INVESTMENTS IN CERTIFICATES

  Certificates held by financial institutions, thrift institutions taxed as domestic building and loan associations and real estate investment trusts will not represent in their entirety interests in "qualifying real property loans," "loans secured by an interest in real property" or "real estate assets" for purposes of Sections 593(d), 7701(a)(19)(C) or 856(c)(5) of the Code, respectively. Furthermore, interest paid with respect to Certificates held by a real estate investment trust will not be considered in its entirety to be "interest on obligations secured by mortgages on real property or on interests in real property" for purposes of Section 856(c)(3) of the Code.

TAX TREATMENT OF CERTIFICATEHOLDERS

  Because the Trust will be classified as a grantor trust, each Certificateholder will be treated for federal income tax purposes as the owner of an undivided interest in the Contracts and other Trust property. Accordingly, subject to the discussion below of certain limitations on deductions and the "stripped bond" rules of the Code, each Certificateholder must report on its federal income tax return its pro rata share of the entire income from the Contracts and other Trust property, and may deduct its pro rata share of the fees paid by the Trust, at the same time as such items would be reported under the Certificateholders tax accounting method if it held directly a pro rata interest in the assets of the Trust and received and paid directly the amounts received and paid by the Trust. Although it is not entirely clear, it appears that in transactions in which multiple classes of certificates are issued, including interests in the Trust, fees paid by the Trust should be allocated among the classes of interests therein using a method that recognizes that each such class of interests benefits from the related services. In the absence of statutory or administrative clarification as to the method to be used, it is intended that information returns and reports both to Certificateholders and the Internal Revenue Service will be based on a method which allocates such fees, and other expenses if any, among classes of interests in the Trust with respect to each period based on the distribution of interest made to each such class during that period.

  Section 67(a) of the Code limits the deductibility of expenses incurred for the production of income by individuals, estates and trusts under Section 212 of the Code. Such expenses will be deductible only to the extent that, in the aggregate and combined with certain other itemized deductions, they exceed 2% of adjusted gross income. In addition, Section 68 of the Code provides that the amount of itemized deductions (including those provided for in Section 212 of the Code) otherwise allowable for the taxable year for an individual whose adjusted gross income exceeds a threshold amount specified in the Code ($111,800 in 1994, in the case of a joint return) will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the specified threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such taxable year. Further, Certificateholders (other than corporations) subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining such holders' alternative minimum taxable income. These limitations will apply to deductions derived either directly or indirectly through certain pass-through entities (including grantor trusts such as the Trust) and may have the effect of limiting the extent to which Servicing Fees can be deducted by Certificateholders which are individuals, trusts or estates. To the extent that a Certificateholder is not permitted to deduct the portion of Servicing Fees allocable to a Certificate, the taxable income of the Certificateholder attributable to that Certificate will exceed the net cash distributions related to such income. These provisions of the Code will not affect the deductibility of Servicing Fees allocable to a Certificate held by a corporation.

  A purchaser of a Certificate will be treated as purchasing an interest in each Contract in the Trust at a price determined by allocating the purchase price paid for the Certificate among all Contracts in proportion to their fair market values at the time of purchase of the Certificate. To the extent that the portion of the purchase price of a Certificate allocated to a Contract is greater than or less than the portion of the principal balance of the Contract allocable to the Certificate, that interest in the Contract will be deemed to have been acquired with premium or discount, respectively.

AMORTIZABLE PREMIUM

  With respect to premium, under the rules of Section 171 of the Code, a Certificateholder who holds a Certificate as a capital asset may elect to deduct any "amortizable bond premium" attributable to a taxable year. The amount of amortizable bond premium, if any, attributable to a taxable year will be computed under a constant yield method. Generally, a Certificateholder electing under Section 171 to deduct amortizable bond premium in respect of the Contracts must use the constant yield method in respect of all obligations to which the special rules of Section 171 may apply. Under the Code, amortizable bond premium in respect of a Contract will be treated as an offset to interest income in respect of such Contract and, accordingly, a Certificateholder's deduction for amortizable bond premium in respect of a Contract will be limited in each taxable year to the amount of interest income derived by that Certificateholder in respect of that Contract for that taxable year. Amortizable bond premium in respect of a Contract will not be treated as a separate item of interest deduction subject to the tax rules and limitations governing interest deductions. Absent such an election to deduct currently any premium, the premium will be deductible as a short-term or long-term capital loss only upon a disposition of the Certificate or payment of the underlying Contract (assuming the Certificate is a capital asset); provided, however, that such premium may be deductible as an ordinary loss upon a retirement of a Certificate or payment of the underlying Contract.

STRIPPED BOND CERTIFICATES

  The Cash Collateral Beneficiary will be treated as having retained an ownership interest in the Trust represented by a portion of the interest payments to be made pursuant to the Contracts. In such event, the Contracts are expected to be treated as "stripped bonds" within the meaning of Section 1286 of the Code, and Certificates that represent an interest in "stripped bonds" purchased at a discount ("Stripped Bond Certificates") are expected to be subject to the original issue discount rules of the Code.

  Original issue discount generally must be included in ordinary gross income as it accrues in accordance with the constant yield method that takes into account the compounding of interest, regardless of the overall method of accounting of a Certificateholder. Such accrual of income may accrue in advance of the receipt of cash attributable to such income. Accordingly, if Certificates are determined to be issued with original issue discount, the amount of original issue discount required to be included in a Certificateholder's ordinary gross income for federal income tax purposes in any taxable year will be computed in accordance with Section 1272(a) of the Code and certain Treasury Regulations promulgated thereunder. In particular,
Section 1272(a)(6) of the Code requires (i) the use of a reasonable prepayment assumption in accruing original issue discount and (ii) adjustments in the accrual of original issue discount when prepayments do not conform to the prepayment assumption. It is unclear whether the foregoing is applicable to the Certificates, or whether use of a prepayment assumption may be required or permitted in the absence of applicable regulations. It is also uncertain, if a prepayment assumption is used, whether the assumed prepayment rate is to be determined based on conditions at the time of the first sale of Certificates or, with respect to any subsequent holder, at the time of purchase of a Certificate by the holder. In the case of a Certificate acquired at a price equal to the principal amount of the Contracts allocable to such Certificate, the use of a prepayment assumption is not expected to have any significant effect on the yield used in calculating accruals of interest income in accordance with the original issue discount provisions of the Code. It is expected that information returns and reports to the Internal Revenue Service and Certificateholders will be based on a prepayment assumption as disclosed herein and on a constant yield computed using the initial offering price to the public at which a substantial amount of Certificates are sold. Certificateholders are advised to consult their tax advisors concerning the application of the original issue discount rules to Stripped Bond Certificates.

GAIN OR LOSS ON DISPOSITION

  If a Certificate is sold, gain or loss will be recognized equal to the difference between the amount realized on the sale and the Certificateholders adjusted tax basis in the Certificate. Such tax basis will equal the Certificateholders cost for the Certificate, increased by any discount previously included in income, and decreased by any deduction previously allowed for premium and by the amount of principal payments previously received on the Certificate. Any such gain or loss will be capital gain or loss if the Certificate was held as a capital asset, except that gain may be treated in whole or in part as ordinary interest income under the market discount or original issue discount rules of the Code. Under the Code, long-term capital gains (gains on capital assets held for more than one year) are currently taxed at a rate which for some taxpayers is less than the rates applicable to ordinary income.

  Gain or loss from the sale of a Certificate may be partially or wholly ordinary and not capital in certain circumstances. Gain attributable to accrued and unrecognized market discount will be treated as ordinary income, as will gain or loss recognized by banks and other financial institutions subject to
Section 582(c) of the Code. Furthermore, a portion of any gain that might otherwise be capital gain may be treated as ordinary income to the extent that the Certificate is held as part of a "conversion transaction" within the meaning of Section 1258 of the Code. A conversation transaction generally is one in which the taxpayer has taken two or more positions in Certificates or similar property that reduce or eliminate market risk, if substantially all of the taxpayers return is attributable to the time value of the taxpayers net investment in such transaction. The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayers net investment at 120% of the appropriate "applicable federal rate" (which rate is computed and published monthly by the Internal Revenue Service) at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction. Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include such net capital gain in total net investment income for that taxable year, for purposes of the net investment income limitation on the deduction of interest on indebtedness incurred to purchase or carry property held for investment.

TAX TREATMENT OF CERTAIN FOREIGN INVESTORS

  Generally, interest paid to a Certificateholder who is a nonresident alien individual or a foreign corporation and who does not hold a Certificate in connection with a United States trade or business will be treated as "portfolio interest" and therefore will be exempt from the 30% withholding tax. Such a Certificateholder will be entitled to receive interest payments on Certificates free of United States federal income tax, provided that such Certificateholder periodically provides the Trustee (or other person who would otherwise be required to withhold tax) with a statement certifying under penalty of perjury that such Certificateholder is not a United States person and providing the name and address of such Certificateholder.

TAX ADMINISTRATION AND REPORTING

  The Trustee will furnish to each Certificateholder with each distribution a statement setting forth the amount of such distribution allocable to principal and to interest. In addition, the Trustee will furnish, within a reasonable time after the end of each calendar year, to each Certificateholder who was a Certificateholder at any time during such year, information regarding the amount of servicing compensation received by the Servicer and such other factual information as the Seller deems necessary to enable Certificateholders to prepare their tax returns. Reports will be made annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements regarding information as may be required with respect to interest and original issue discount, if any, with respect to the Certificates. Because the rules for accruing discount and amortizing premium with respect to the Certificates are uncertain in various respects, there is no assurance that the Internal Revenue Service will agree with such information reports. Moreover, such information reports, even if otherwise accepted as accurate by the Internal Revenue Service, will in any event be accurate only as to the initial Certificateholders who bought their Certificates at the initial offering price used in preparing such reports.

BACKUP WITHHOLDING

  Under certain circumstances, a Certificateholder may be subject to "backup withholding" at a 31% rate. Backup withholding may apply to a Certificateholder who is a United States person if the holder, among other circumstances, fails to furnish his Social Security number or other taxpayer identification number to the Trustee. Backup withholding may apply, under certain circumstances, to a Certificateholder who is a foreign person if the Certificateholder fails to provide the Trustee or the Certificateholders securities broker with the statement necessary to establish the exemption from federal income and withholding tax on interest on the Certificate. Backup withholding, however, does not apply to payments on a Certificate made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain foreign persons. Certificateholders should consult their tax advisors for additional information concerning the potential application of backup withholding to payments received by them with respect to a Certificate.

OTHER TAX CONSEQUENCES

  No advice has been given as to local income, franchise, personal property or other taxation in any state or locality, or as to the tax effect of ownership of Certificates in any state or locality. Certificateholders are advised to consult their own tax advisors with respect to any state or local income, franchise, personal property or other tax consequences arising out of their ownership of Certificates.

                              ERISA CONSIDERATIONS


  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary and prohibited transaction restrictions on employee pension and welfare benefit plans subject to ERISA ("ERISA Plans"). Section 4975 of the Code imposes similar prohibited transaction restrictions on tax-qualified retirement plans described in Section 401(a) of the Code ("Qualified Retirement Plans") and on Individual Retirement Accounts ("IRAs") described in
Section 408 of the Code (collectively, "Tax-Favored Plans").

  Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), are not subject to the ERISA requirements discussed herein. Accordingly, assets of such plans may be invested in Certificates without regard to the ERISA considerations described below, subject to the provisions of applicable federal and state law. Any such plan that is a Qualified Retirement Plan and exempt from taxation under Sections 401(a) and 501(a) of the Code, however, is subject to the prohibited transaction rules set forth in Section 503 of the Code.

  In addition to imposing general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan's investment be made in accordance with the documents governing the Plan, Section 406 of ERISA and Section 4975 of the Code prohibited a broad range of transactions involving "plan assets" of ERISA Plans and Tax-Favored Plans (collectively, "Plans") and persons ("Parties in Interest" under ERISA or "Disqualified Persons" under the Code) who have certain specified relationships to the Plans, unless a statutory or administrative exemption is available. Certain Parties in Interest (or Disqualified Persons) that participate in a prohibited transaction may be subject to a penalty (or an excise tax) imposed pursuant to Section 502(i) of ERISA or Section 4975 of the Code, unless a statutory or administrative exemption is available.

PLAN ASSET REGULATIONS

  An investment of Plan Assets (as defined below) in Certificates may cause the underlying assets included in the Trust to be deemed "plan assets" of such Plan. The U.S. Department of Labor (the "DOL") has promulgated regulations at 29 C.F.R. section 2510.3-101 (the "DOL Regulations") concerning whether or not a Plan's assets would be deemed to include an interest in the underlying assets of an entity (such as the Trust), for purposes of applying the general fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code, when a Plan acquires an "equity interest" (such as a Certificate) in such entity. Because of the factual nature of certain of the rules set forth in the DOL Regulations, Plan Assets either may be deemed to include an interest in the assets of the Trust or may be deemed merely to include its interest in the Certificates. Therefore, neither Plans nor such entities should acquire or hold Certificates in reliance upon the availability of any exception under the DOL Regulations. For purposes of this Section "ERISA Considerations," the term "Plan Assets" or assets of a Plan has the meaning specified in the DOL Regulations and includes an undivided interest in the underlying assets of certain entities in which a Plan invests. The prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may apply to the Trust and cause the Company, the Trust, the Trustee, any successor, or certain affiliates thereof, to be considered or become Parties in Interest or Disqualified Persons with respect to an investing Plan (or of a Plan holding an interest in such an entity). If so, the acquisition or holding of Certificates by or on behalf of the investing Plan could also give rise to a prohibited transaction under ERISA and the Code, unless some statutory or administrative exemption is available. Certificates acquired by a Plan would be assets of that Plan. Under the DOL Regulations, the Trust, including the assets held in the Trust, may also be deemed to be assets of each Plan that acquires Certificates. Special caution should be exercised before Plan Assets are used to acquire a Certificate in such circumstances, especially if, with respect to such assets, the Company, the Trust, the Trustee, any successor or an affiliate thereof either (i) has investment discretion with respect to the investment of Plan assets; or (ii) has authority or responsibility to give (or regularly gives) investment advice with respect to Plan assets for a fee pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets.

  Any person who has discretionary authority or control respecting the management or disposition of Plan Assets and any person who provides investment advice with respect to such assets for a fee (in the manner described above), is a fiduciary of the investing Plan. If the assets of the Trust were to constitute Plan Assets then any party exercising management or discretionary control regarding those assets may be deemed to be a Plan "fiduciary," and thus subject to the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to any investing Plan. In addition, if the assets of the Trust were to constitute Plan Assets, then the acquisition or holding of Certificates by, on behalf of or with Plan Assets, as well as the operation of the Trust, may constitute or involve a prohibited transaction under ERISA and the Code.

  No purchases of Certificates by, on behalf of or with Plan Assets of any Plan will be registered unless the transferee, at its expense, delivers to the Trustee, the Servicer and the Company an opinion of counsel (satisfactory to the Trustee, the Servicer and the Company) that the purchase and holding of a Certificate by, on behalf of, or with Plan Assets of such Plan is permissible under applicable law, will not result in the assets of the Trust being deemed to be Plan Assets and subject to the prohibited transaction provisions of ERISA and the Code and will not subject the Trustee, the Trust, the Company or the Servicer to any obligation or liability in addition to those undertaken in the Agreement. Unless such opinion is delivered, each person acquiring a Certificate will be deemed to represent to the Trustee, the Company and the Servicer that such person is neither a Plan, nor acting on behalf of a Plan, nor purchasing with Plan Assets of any Plan.

CONSULTATION WITH COUNSEL

  Any fiduciary or other Plan investor that purposes to acquire or hold Certificates on behalf of or with Plan Assets of any Plan should consult with its counsel with respect to the potential applicability of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code to the proposed investment and the availability of any prohibited transaction exemption.


                                    RATINGS

  It is a condition precedent to the issuance of any Certificates offered hereby that they be rated not lower than "A" by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"). S&P's rating of the Certificates addresses the likelihood of timely receipt of Monthly Interest and ultimate receipt of principal on or before the Payment Date in March 2014. S&P's ratings take into consideration the credit quality of the pool of contracts, including any credit support providers, structural and legal aspects associated with the certificates and the extent to which the payment stream of the pool of contracts is adequate to make payments required under the certificates. S&P's rating on the Certificates does not, however, constitute a statement regarding frequency of prepayments on the Contracts, nor does it address the possibility that investors may suffer a lower than anticipated yield.

  The Depositor has not requested a rating of the Certificates from any rating agency other than S&P. However, there can be no assurance as to whether any other rating agency will rate the Certificates, or if one does, what rating would be assigned by such rating agency. A security is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

                                  UNDERWRITING

  The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the principal amount of the Certificates.

  In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Certificates offered hereby if any Certificates are purchased. In the event of a default by Merrill Lynch, the Underwriting Agreement provides that, in certain circumstances, the Underwriting Agreement may be terminated.


  The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriter may be required to make in respect thereof.

  The Company has agreed that for a period of 30 days from the date of this Prospectus it will not offer or sell publicly any other home improvement loan contract pass-through certificates without the consent of the Underwriter.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance of the Certificates will be passed upon for the Company and the Trust by Dorsey & Whitney (a partnership including professional associations), Minneapolis, Minnesota, and for the Underwriter by Thacher Proffitt & Wood, New York, New York. The material federal income tax consequences of the Certificates will be passed upon for the Company by Dorsey & Whitney.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CERTIFICATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN AFFAIRS OF THE TRUST SINCE THE DATE HEREOF.

                                --------------

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
Reports to Certificateholders..............................................   2
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Summary of the Terms of the Certificates...................................   3
Special Considerations.....................................................  10
Structure of the Transaction...............................................  12
Use of Proceeds............................................................  13
The Contracts..............................................................  13
Yield and Prepayment Considerations........................................  19
Green Tree Financial Corporation...........................................  20
Description of the Certificates............................................  22
Description of FHA Insurance...............................................  31
Description of the Cash Collateral Guaranty................................  33
Description of the Limited Guaranty........................................  33
Certain Legal Aspects of the Contracts; Repurchase Obligations.............  35
Certain Federal Income Tax Consequences....................................  42
ERISA Considerations.......................................................  46
Underwriting...............................................................  48
Ratings....................................................................  48
Legal Matters..............................................................  48
Index of Principal Terms...................................................


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       $134,096,835.87(APPROXIMATE)

                      [LOGO OF GREEN TREE APPEARS HERE]

                              SELLER AND SERVICER

                    CERTIFICATES FOR HOME IMPROVEMENT LOANS

                       HOME IMPROVEMENT LOAN TRUST 1994-A

                               % PASS-THROUGH RATE

                                --------------

                                  PROSPECTUS

                                --------------

                              MERRILL LYNCH & CO.

                                 MARCH  , 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   SEC registration fee.............................................  $46,240.29
   Blue Sky fees and expenses.......................................    1,000.00
   Accountant's fee and expenses....................................   15,000.00
   Attorney's fees and expenses.....................................   50,000.00
   Trustee's fees and expenses......................................   10,000.00
   Printing and engraving expenses..................................   25,000.00
   Rating Agency fee................................................   40,000.00
   Miscellaneous....................................................    2,759.71
                                                                     -----------
       Total........................................................ $190,000.00
                                                                     ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 302A.521 of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including reasonable expenses, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitations, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
(5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to be best interests of the Company, unless otherwise limited by the Articles of Incorporation or Bylaws of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances, upon receipt of a written undertaking by the person to repay all amounts so paid if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the Articles of Incorporation or Bylaws of the Company. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

  The Company's Articles of Incorporation provide that a director is not liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date such indemnification provision became effective.

  The Company maintains a director's and officer's insurance policy.

  Pursuant to the form of Underwriting Agreement, a copy of which is included as Exhibit I.I hereto, the Underwriter will agree, subject to certain conditions, to indemnify the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

ITEM 16. EXHIBITS

  Exhibits:

     1.1 Proposed form of Underwriting Agreement
     4.1 Form of Pooling and Servicing Agreement
     4.2 Form of Cash Collateral Trust Agreement
     5.1 Opinion and consent of Dorsey & Whitney as to legality
     8.1 Opinion of Dorsey & Whitney as to tax matters
    23.1 Consent of Dorsey & Whitney (included as part of Exhibit 5.1)
    23.2 Consent of KPMG Peat Marwick
   *24.1 Power of attorney from officers and directors of the Registrant signed by an attorney-in-fact

- --------

*Previously filed

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAINT PAUL, STATE OF MINNESOTA, ON MARCH 28, 1994.

                                          Green Tree Financial Corporation


                                       By         /s/ John W. Brink
                                         ---------------------------------------
                                                      JOHN W. BRINK
                                         Executive Vice President, Treasurer and
                                                   Chief Financial Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURES                         TITLE                DATE
             ----------                         -----                ----
                  *                     Chairman of the         March 28, 1994
- -------------------------------------    Board, President
          LAWRENCE M. COSS               and Chief
                                         Executive Officer
                                         (Principal
                                         Executive Officer)
                                         and Director

          /s/ John W. Brink             Executive Vice          March 28, 1994
- -------------------------------------    President,
            JOHN W. BRINK                Treasurer and Chief
                                         Financial Officer
                                         (Principal
                                         Financial Officer)

                  *                     Vice President and      March 28, 1994
- -------------------------------------    Controller
           ROBLEY D. EVANS               (Principal
                                         Accounting Officer)

                  *                     Director                March 28, 1994
- -------------------------------------
          RICHARD G. EVANS

                  *                     Director                March 28, 1994
- -------------------------------------
         C. THOMAS MAY, JR.

                  *                     Director                March 28, 1994
- -------------------------------------
            W. MAX MCGEE

                  *                     Director                March 28, 1994
- -------------------------------------
         ROBERT S. NICKOLOFF

                                        Director                March  , 1994
- -------------------------------------
        ROBERT D. POTTS

                  *                     Director                March 28, 1994
- -------------------------------------
         KENNETH S. ROBERTS


*By     /s/ John W. Brink               Attorney-in-fact        March 28, 1994
  ----------------------------------
            JOHN W. BRINK

                                 EXHIBIT INDEX

                                                                  SEQUENTIAL
 EXHIBIT                                                             PAGE
 NUMBER                    DOCUMENT DESCRIPTION                     NUMBER
 -------                   --------------------                   ----------
    1.1  Proposed form of Underwriting Agreement
    4.1  Form of Pooling and Servicing Agreement
    4.2  Form of Cash Collateral Trust Agreement
    5.1  Opinion and consent of Dorsey & Whitney as to legality
    8.1  Opinion of Dorsey & Whitney as to tax matters
   23.1  Consent of Dorsey & Whitney (included as part of
         Exhibit 5.1)
   23.2  Consent of KPMG Peat Marwick
  *24.1  Power of attorney from officers and directors of the
         Registrant signed by an
         attorney-in-fact

- --------

*Previously filed